Exhibit 4.5

EXECUTION COPY

BROOKFIELD RENEWABLE POWER INC.

and

BROOKFIELD RENEWABLE POWER FUND

and

BROOKFIELD RENEWABLE POWER TRUST

and

BROOKFIELD RENEWABLE ENERGY PARTNERS L.P.

COMBINATION AGREEMENT

September 12, 2011

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION	1

1.1 Defined Terms	1
1.2 Schedules	17
1.3 Headings and Table of Contents	17
1.4 Interpretation	17
1.5 Knowledge	18
1.6 Accounting Terms	18

ARTICLE 2 THE ARRANGEMENT	18

2.1 Arrangement	18
2.2 Interim Order	18
2.3 Meetings	19
2.4 Circular	20
2.5 Filing of Form 20-F Prior to the Effective Time	21
2.6 Securities Law Compliance	21
2.7 Final Order	22
2.8 Court Proceedings	22
2.9 Articles of Arrangement and Effective Date	22
2.10 United States Tax Considerations	22
2.11 United States Securities Law	22

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF BRPI	23

3.1 Representations and Warranties Regarding the BRPI Entities	23
3.2 Representations and Warranties Regarding BRPI	37

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BREP	39

4.1 Representations and Warranties of BREP	39

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE FUND ENTITIES	40

5.1 Representations and Warranties of the Fund Entities	40

ARTICLE 6 COVENANTS OF THE PARTIES	41

6.1 Access to Books and Records	41
6.2 Announcements	41
6.3 Expenses	41
6.4 BRP Equity Preferred Shares	42
6.5 Insurance and Indemnification	42
6.6 Update of Disclosure Letter	43
6.7 Replacement of Security	43

ARTICLE 7 PRE-CLOSING COVENANTS OF THE PARTIES	44

7.1 Covenants of BRPI Regarding Conduct of Businesses Prior to Closing	44
7.2 Covenants of the Fund Entities Regarding Conduct of Business Prior to Closing	45
7.3 Actions to Satisfy Closing Conditions	46
7.4 Filings and Authorizations	46
7.5 Pre-Closing Reorganization	46
7.6 Notice of Untrue Representation or Warranty	46
7.7 Access for Due Diligence	47
7.8 Fund Entities	47

ARTICLE 8 CONDITIONS OF CLOSING	47

8.1 Mutual Conditions Precedent	47
8.2 Conditions for the Benefit of the Fund Entities	48
8.3 Conditions for the Benefit of BRPI	49
8.4 Satisfaction of Conditions	50

ARTICLE 9 CLOSING DELIVERIES	50

9.1 Deliveries by BRPI	50
9.2 Deliveries by the Fund Entities	50

ARTICLE 10 TERMINATION	50

10.1 Termination Rights	50
10.2 Effect of Termination	51

ARTICLE 11 CLOSING	51

11.1 Date, Time and Place of Closing	51
11.2 Delivery of Books and Records	52

ARTICLE 12 INDEMNIFICATION	52

12.1 Survival	52
12.2 No Effect of Knowledge	53
12.3 Indemnification in Favour of BREP and the Fund Entities	53
12.4 Indemnification in Favour of BRPI	54
12.5 Limitations on Amount of Damages	54
12.6 Notification	55
12.7 Procedure for Direct Claims	55
12.8 Procedure for Third Party Claims	55
12.9 Exclusion of Other Remedies	57
12.10 No Consequential Damages	57

ARTICLE 13 MISCELLANEOUS	57

13.1 Notices	57
13.2 Time is of the Essence	59
13.3 Third Party Beneficiaries	59
13.4 Amendments	59
13.5 Waiver	60
13.6 Entire Agreement	60
13.7 Successors and Assigns	60
13.8 Severability	61
13.9 Governing Law	61
13.10 Brokers	61
13.11 Further Assurances	61
13.12 Counterparts	61

- ii -

COMBINATION AGREEMENT

THIS COMBINATION AGREEMENT dated September 12, 2011 between Brookfield Renewable Power Inc., a corporation formed under the laws of the Province of Ontario (“BRPI”), Brookfield Renewable Power Fund, a trust governed by the laws of the Province of Québec (the “Fund”), Brookfield Renewable Power Trust, a trust governed by the laws of the Province of Québec (“BRPT”, and together with the Fund, the “Fund Entities”), and Brookfield Renewable Energy Partners L.P., an exempted partnership formed under the laws of Bermuda (“BREP”).

WHEREAS:

BRPI owns, directly and indirectly, all the interests it purports to own in each of the BRPI Entities (as defined herein);

The Fund Entities and BRPI wish to combine all of the renewable power operations held by the Fund and the BRPI Entities pursuant to a reorganization whereby the Fund, the Fund-Owned Entities (as defined herein) and the BRPI Entities shall be reorganized under BREP;

The foregoing transactions will be implemented by way of an arrangement under the OBCA (as defined herein);

The board of directors of BRPI has: (a) determined that this business combination and reorganization to be effected pursuant to the Arrangement (as defined herein) is advisable and in the best interests of BRPI; and (b) unanimously approved the transactions contemplated by this Agreement and the Plan of Arrangement (each as defined herein); and

Each of the board of trustees of BRPT (the “Trustees”) and the board of directors of Brookfield Renewable Power Preferred Equity Inc. (“BRP Equity”) has: (a) determined that this business combination and reorganization to be effected pursuant to the Arrangement is advisable and in the best interests of the Fund and its Unitholders (as defined herein) and BRP Equity and its Preferred Shareholders (as defined herein), respectively; (b) unanimously approved the transactions contemplated by this Agreement and the Plan of Arrangement; and (c) resolved unanimously to recommend that Unitholders and Preferred Shareholders, respectively, vote in favour of the Arrangement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties hereby covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Defined Terms

As used in this Agreement, the following terms have the following meanings:

“$2,000,000 De Minimis Representations” means the representations and warranties of BRPI set forth in Sections 3.1.9, 3.1.11, 3.1.14, 3.1.15, 3.1.16, 3.1.23 and 3.1.25.1.

“$2,000,000 Threshold” has the meaning specified in Section 12.5.1.

“1933 Act” mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“1934 Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“3(a)(10) Exemption” has the meaning ascribed thereto in Section 2.11.

“Adjusted Net Working Capital” means the net working capital of the BRPI Entities as reflected in the unaudited carve-out combined comparative interim balance sheet as at June 30, 2011 relating to the BRPI Entities, as adjusted for the items set forth on Section 3.1.32 of the Disclosure Letter.

“Affiliate” has the meaning attributed to such term in National Instrument 45—106 Prospectus and Registration Exemptions.

“Agreement” means this combination agreement and the Disclosure Letter as the same may be amended and/or restated from time to time pursuant to Section 6.6; and the expressions “Article”, “Schedule” and “Section” followed by a number mean and refer to the specified Article, Schedule or Section of this Agreement.

“Amended and Restated BRELP Partnership Agreement” means the amended and restated limited partnership agreement of BRELP to be entered into on or before the Effective Date, substantially in the form attached to the Disclosure Letter.

“Amended and Restated BREP Partnership Agreement” means the amended and restated limited partnership agreement of BREP to be entered into on or before the Effective Date, substantially in the form attached to the Disclosure Letter.

“Amended and Restated Partnership Agreements” means (i) the Amended and Restated BREP Partnership Agreement, and (ii) the Amended and Restated BRELP Partnership Agreement.

“Ancillary Agreements” means all agreements, certificates and other instruments delivered or given pursuant to this Agreement, including (i) the Contract Amendments, (ii) the Energy Revenue Agreement, (iii) the Energy Marketing Agreement, (iv) the Master Services Agreement, (v) the Relationship Agreement, (vi) the Registration Rights Agreement, (vii) the Voting Agreement, (viii) the Amended and Restated Partnership Agreements, (ix) the Development Projects Agreements; (x) the Power Agency Agreements and (xi) Parent Guaranty Agreement.

“Arrangement” means the arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 13.4 hereof or Article 5 of the Plan of Arrangement or made at the direction of the Court in the Final Order.

“Arrangement Resolutions” means the Preferred Shareholder Arrangement Resolution and the Unitholder Arrangement Resolution.

“Articles of Arrangement” has the meaning set out in the Plan of Arrangement.

“Assets” means all property and assets of each of the BRPI Entities of every nature and kind and wheresoever situate and includes the rights, benefits and interests of each of the BRPI Entities under any Contract or Authorization.

“Authorization” means, with respect to any Person, any order, permit, approval, certificate, consent, waiver, licence or similar authorization of any Governmental Authority having jurisdiction over the Person (including, without limitation, any such order, permit, approval, certificate, consent, waiver, licence or similar authorization relating to the use of water).

“BEM LP” means Brookfield Energy Marketing LP.

“BEMI” means Brookfield Energy Marketing Inc.

“Benefit Plans” means all “employee benefit plans” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and all other plans, programs, policies, practices and arrangements, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered, which any of the BRPI Entities is a party to, has or may have any liability (actual or contingent) under, or is bound by or in which the Employees participate, pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to Employees or former employees, directors or officers of any of the BRPI Entities relating to retirement savings, pensions, bonuses, profit sharing, deferred compensation, incentive compensation, stock options, stock purchases, stock appreciation, phantom stock, other stock-based compensation, life or accident insurance, hospitalization, health, medical or dental treatment or expenses, disability, unemployment insurance benefits, employee loans, vacation pay, severance or termination pay or other benefits, but excludes Statutory Plans.

“Bond Indenture” means the trust indenture dated December 16, 2004 between BRPI, BNY Trust Company of New York and BNY Trust Company of Canada, as supplemented, amended and restated from time to time.

“Bondholder Approval” means the approval by the holders of BRPI Bonds, in accordance with the Bond Indenture, of the completion of the following as at the Effective Time: (i) the assumption of the obligations of BRPI under the Bond Indenture and the BRPI Bonds by an indirect subsidiary of BRELP (“Finco”); (ii) the substitution of Finco for BRPI as the issuer of the BRPI Bonds; (iii) the release of BRPI of all of its obligations under the BRPI Bonds and the Bond Indenture and (iv) the amendment of the Bond Indenture to reflect the foregoing and certain additional changes.

“Books and Records” means all books of account, financial and accounting information and records, personnel records, tax records, sales and purchase records, production reports and records, equipment logs, operating guides and manuals and marketing and advertising materials and all other documents, files, correspondence and other information (whether in written, printed, electronic or computer printout form, or stored on computer discs or other data and software storage and media devices), in any form relating to any of the Businesses.

“BRELP” means Brookfield Renewable Energy L.P.

“BREP” means Brookfield Renewable Energy Partners L.P.

“BREP LP Units” means limited partnership units of BREP.

“Brookfield” means Brookfield Asset Management Inc.

“BRP Equity” means Brookfield Renewable Power Preferred Equity Inc.

“BRP Equity Preferred Shares” means the issued and outstanding Class A preference shares in the capital of BRP Equity.

“BRPI” means Brookfield Renewable Power Inc.

“BRPI Bonds” means all outstanding bonds issued by BRPI pursuant to the Bond Indenture namely the Series 3 Bonds, the Series 4 Bonds, the Series 6 Bonds and the Series 7 Bonds.

“BRPI Entities” means all entities in which BRPI owns, directly or indirectly, any shares or other ownership interests as of the date hereof except for the Fund, the Fund-Owned Entities and the Excluded Entities.

“BRPI Fundamental Representations” means the representations and warranties of BRPI set forth in Sections 3.1.1.1, 3.1.4, 3.1.5, 3.1.6 and 3.2.1.

“BRPI Guarantees” has the meaning specified in Section 6.7.

“BRPI Indemnified Parties” has the meaning specified in Section 6.7.

“BRPI Material Adverse Effect” means any change, effect, event, situation or condition that, when considered individually or in the aggregate together with all other adverse changes or effects with respect to which such phrase is used in this Agreement, is, or would reasonably be expected to be, materially adverse to the business, operations, performance, liabilities, results of operations, assets, properties or condition (financial or otherwise) of the BRPI Entities taken as a whole; provided, however, that in determining whether there has been a BRPI Material Adverse Effect, any material adverse effect attributable to: (i) general economic, business or financial market conditions, including without limitation, changes in the markets or industry in which the BRPI Entities operate and which do not have a materially disproportionate adverse effect on the BRPI Entities taken as a whole compared to other companies of a similar size operating in the industries in which the BRPI Entities operate; (ii) the announcement of the entering into of this Agreement; (iii) any adoption, proposed implementation or change in applicable Law or any interpretation thereof by any Governmental Authority that does not have a materially disproportionate adverse effect on the BRPI Entities taken as a whole compared to other companies of a similar size operating in the industries in which the BRPI Entities operate; or (iv) the breach by any of the Fund Entities of this Agreement (unless caused directly or indirectly by BRPI or any of its Affiliates), will be disregarded; for greater certainty, no material adverse effect attributable to the Fund or the Fund-Owned Entities shall be taken into account in determining whether there has been a BRPI Material Adverse Effect.

“BRPI Public Disclosure Record” means all documents filed by or on behalf of BRPI on the System for Electronic Document Analysis and Retrieval (SEDAR) after December 31, 2010.

“BRPI Security” has the meaning specified in Section 6.7.

“BRPI Surviving Representations” means the representations and warranties of BRPI set forth in Sections 3.1.2, 3.2.2 and 3.2.3.

“BRPT” means Brookfield Renewable Power Trust.

“Buildings and Fixtures” means the Facilities and all buildings, structures, erections, improvements, appurtenances and fixtures (including fixed machinery and fixed equipment) situated on the Owned Real Property, the Leased Properties or the lands subject to the Real Property Contracts, that are in each case owned or leased by the BRPI Entities in connection with the operation of the Facilities.

“Businesses” means, in relation to any BRPI Entity, the ownership, construction, development, operation and use by such BRPI Entity, of the Facilities to generate power and all matters incidental and/or ancillary thereto.

“Business Day” means every day except a Saturday or Sunday, or a day which is a statutory or civic holiday in Bermuda, the Province of Ontario, or the State of New York.

“Cap Amount” means $937.5 million.

“Circular” means the notice of the Unitholder Meeting, notice of the Preferred Shareholder Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto and enclosures therewith, to be sent to Unitholders and Preferred Shareholders in connection with the Meetings, as amended, supplemented or otherwise modified from time to time.

“Code” means the United States Internal Revenue Code of 1986.

“Collective Agreements” means collective agreements or collective bargaining agreements under applicable Laws (and related documents) and similar documents.

“Consents” means those consents or approvals required from any third parties in respect of the completion of the Arrangement in respect of those agreements that are described under the heading entitled “Consents” in Section 1.1 of the Disclosure Letter.

“Contaminants” means any Hazardous Substance in such a concentration or under such conditions as to create, or which could reasonably be expected to create, a material violation, liability or duty under any Environmental Law.

“Contract” means any agreement, contract, licence, undertaking, engagement or commitment, whether written or oral, of any nature.

“Contract Amendments” means (i) the Mississagi Master Power Purchase and Sale Agreement Amendment, (ii) the Toll LP Agreement Amendment, and (iii) the GLPL Agreement Amendment.

“Corporate Records” means (A) the following for each of the BRPI Entities that is a corporation: (i) all constating documents and by-laws; (ii) all minutes of meetings and resolutions of shareholders and directors and all committees, if any, thereof; and (iii) the share certificate books, securities register, register of transfers and register of directors and officers and (B) the equivalent of (i), (ii) and (iii) for each of the BRPI Entities that is not a corporation.

“Court” means the Ontario Superior Court of Justice.

“Damages” means any loss, liability, damage (excluding incidental and consequential damages and lost profits other than incidental and consequential damages and lost profits of a third party in respect of a Third Party Claim), cost or expense (including reasonable legal fees, accountants’, investigators’, engineers’ and consultants’ fees and expenses, interest, penalties and amounts paid in settlements), whether resulting from any action, suit, proceeding, arbitration, claim or demand that is instituted or asserted by a third party, or any cause, matter, thing, act or omission or state of facts not involving a third party.

“Data Room” means the secure website at https://services.intralinks.com as of 12:00 p.m. (Toronto Time) on September 12, 2011.

“Deductible” means $35,000,000.

“Development Projects Agreements” means collectively (i) the development projects agreement between BRPI and certain subsidiaries of BRELP to be entered into on or before the Effective Date, (ii) the royalty agreements between BRPI and certain subsidiaries of BRELP to be entered into on or before the Effective Date, and (iii) the series conditions for special shares to be issued by a subsidiary of BRELP to be created under the laws of Bermuda on or before the Effective Date, in each case, substantially in the form of such documents attached to the Disclosure Letter.

“Direct Claim” means any cause, matter, thing, act, omissions or state of facts not involving a Third Party Claim which entitles an Indemnified Person to make a claim for indemnification under this Agreement.

“Director” means the Director appointed pursuant to Section 278 of the OBCA.

“Disclosure Letter” means the letter dated the date of this Agreement from BRPI to the Fund Entities in respect of the representations, warranties and covenants of BRPI hereunder.

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement.

“Easements” means all easements, rights-of-way, servitudes and rights in the nature of easements necessary for the development, maintenance or operation of the Facilities.

“Effective Date” has the meaning set out in the Plan of Arrangement.

“Effective Time” has the meaning set out in the Plan of Arrangement.

“Employees” means those individuals employed by any of the BRPI Entities on a full-time, part-time or temporary basis and who are engaged in the Business, including those employees on disability leave, parental leave or other authorized absence.

“Energy Marketing Agreement” means the marketing agreement between BEM LP and BEMI to be entered into on or before the Effective Date, substantially in the form attached to the Disclosure Letter.

“Energy Revenue Agreement” means the power purchase agreement between BEM LP and Brookfield Power US Holding America Co, to be entered into on or before the Effective Date, substantially in the form attached to the Disclosure Letter.

“Environmental Activities” means any activity, event or circumstance in respect of a Hazardous Substance, including, without limitation, its storage, use, holding, collection, purchase, accumulation, assessment, management, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation or its release into the natural environment, including movement through or in the air, soil, subsoil, sediments, surface water or groundwater.

“Environmental Laws” means all applicable Laws relating to the protection of the environment, occupational health and safety and/or Environmental Activities, and the manufacture, processing, distribution, use, treatment, storage, disposal, discharge, transport or handling of any Hazardous Substances.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations and rules thereunder.

“ERISA Affiliate” with respect to any Person, shall mean any entity that, together with such Person, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Excluded Entities” means the entities identified under the heading “Excluded Entities” in Section 1.1 of the Disclosure Letter.

“Facilities” means the power generating facilities that will be owned by the BRPI Entities as of the Effective Date.

“Final Order” means the final order of the Court pursuant to Section 182(5) of the OBCA approving the Arrangement, as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal.

“Financial Statements” means the audited carve-out combined comparative financial statements of BRPI for the years ended December 31, 2010 and December 30, 2009 and the unaudited carve-out combined comparative interim financial statements for the six month periods ended June 30, 2011 and June 30, 2010 relating to the BRPI Entities, which includes for the purposes of this definition the Fund and the Fund-Owned Entities, which are contained in the Circular.

“Financing Agreements” means all financing agreements in respect of the BRPI Entities disclosed under the heading “Financing Agreements” in Section 1.1 of the Disclosure Letter.

“Financing Liens” means all Liens granted under or in connection with the Financing Agreements.

“Finco Bonds” means the bonds of Finco to be issued in substitution of the BRPI Bonds on the Effective Date;

“Form 20-F” means the registration statement on Form 20-F, if any, filed by BREP with the SEC pursuant to Section 12 of the 1934 Act.

“Fund” means Brookfield Renewable Power Fund.

“Fund Entities” means the Fund and BRPT.

“Fund-Owned Entities” means all entities in which the Fund owns, directly or indirectly, any shares or other ownership interests as of the date hereof.

“Fund Material Adverse Effect” means any change, effect, event, situation or condition that, when considered individually or in the aggregate together with all other adverse changes or effects with respect to which such phrase is used in this Agreement, is, or would reasonably be expected to be, materially adverse to the business, operations, performance, liabilities, results of operations, assets, properties or condition (financial or otherwise) of the Fund and the Fund-Owned Entities taken as a whole; provided, however, that in determining whether there has been a Fund Material Adverse Effect, any material adverse effect attributable to: (i) general economic, business or financial market conditions, including without limitation, changes in the markets or industry in which the Fund and the Fund-Owned Entities operate and which do not have a materially disproportionate adverse effect on the Fund and the Fund-Owned Entities taken as a whole compared to other companies of similar size operating in the industries in which the Fund and the Fund-Owned Entities operate; (ii) the announcement of the entering into of this Agreement; (iii) any adoption, proposed implementation or change in applicable Law or any interpretation thereof by any Governmental Authority that does not have a materially disproportionate adverse effect on the Fund and the Fund-Owned Entities taken as a whole compared to other companies of similar size operating in the industries in which the Fund and the Fund-Owned Entities operate; or (iv) the breach by BRPI of this Agreement (unless caused directly or indirectly by any of the Fund Entities), will be disregarded.

“Fund Units” means the issued and outstanding interests in the Fund, represented by trust units.

“GAAP” means accounting principles generally accepted in Canada as set out in the Handbook of the Canadian Institute of Chartered Accountants, at the relevant time applied on a consistent basis.

“GLPL” means Great Lakes Power Limited.

“GLPL Agreement Amendment” means the amendment to the agreement between BRPI and BRPT dated July 6, 2009 to be entered into on or before the Effective Date, substantially in the form attached to the Disclosure Letter.

“Governmental Authority” means any (i) international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, agency or instrumentality, domestic or foreign, including ISO/RTOs, (ii) self-regulatory organization or stock exchange, (iii) subdivision, agent, commission, board, or authority of any of the foregoing, or (iv) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

“GP Co” means 2288509 Ontario Inc.

“Grid” means the electrical transmission network directed and monitored by the applicable Governmental Authority.

“Hazardous Substances” means any waste or other substance that is hazardous, radioactive or toxic or a pollutant or a contaminant, including any mixture or solution thereof, which is defined, governed or may form the basis of liability under any Environmental Law.

“IFRS” means international financial reporting standards adopted by the International Accounting Standards Board.

“Indemnified Person” means a Person with indemnification rights or benefits under Sections 6.5, 12.3, or 12.4 of this Agreement.

“Indemnifying Party” means a Party against which a claim may be made for indemnification pursuant to Section 6.5 or Article 12 of this Agreement.

“Individual Threshold” has the meaning specified in Section 12.5.1.

“Intellectual Property” means domestic and foreign: (i) patents, applications for patents and reissues, divisions, continuations, renewals, extensions and continuations-in-part of patents or patent applications; (ii) proprietary and non-public business information, including inventions (whether patentable or not), invention disclosures, improvements, trade secrets, know-how, processes, designs, technology, technical data, schematics and formulae, and documentation relating to any of the foregoing; (iii) copyrights, copyright registrations and applications for copyright registration; (iv) mask works, mask work registrations and applications for mask work registrations; (v) designs, design registrations, design registration applications and integrated circuit topographies; and (vi) trade names, business names, corporate names, domain names, website names and world wide web addresses, trade-mark registrations, trade-mark applications, trade dress and logos, and the goodwill associated with any of the foregoing.

“Interim Order” means the interim order of the Court contemplated by Section 2.2 of this Agreement and made pursuant to Section 182(5) of the OBCA providing for, among other things, the calling and holding of the Meetings, as the same may be amended by the Court.

“Interim Period” means the period between the execution of this Agreement and the Effective Date.

“IRS” means the United States Internal Revenue Service or any successor agency thereto, including its agents, representatives and attorneys.

“ISO/RTO” means an independent electricity system operator, a regional transmission organization, national system operator or any other similar organization overseeing the transmission of electricity in any jurisdiction in which the BRPI Entities own assets or operate.

“Laws” means any and all applicable (i) laws, constitutions, treaties, statutes, codes, ordinances, principles of common and civil law and equity, rules, regulations and municipal by-laws whether domestic, foreign or international, (ii) judicial, arbitral, administrative, ministerial, departmental and regulatory judgments, orders, writs, injunctions, decisions, and awards of any Governmental Authority, and (iii) policies, practices and guidelines of any Governmental Authority which, although not actually having the force of law, are considered by such Governmental Authority as requiring compliance as if having the force of law, and the term “applicable”, with respect to such Laws and in the context that refers to one or more Persons, means such Laws that apply to such Person or Persons or its or their business, undertaking, property or securities at the relevant time and that emanate from a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities.

“Leased Properties” means the lands and premises that are the subject of the Leases, and “Leased Property” means any one of the foregoing.

“Leases” has the meaning specified in Section 3.1.15.

“Lien” means any mortgage, deed of trust, deed to service debt, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), easement, title retention agreement or arrangement, deemed or statutory trust, restrictive covenant, adverse claim, exception, reservation, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege or other encumbrance of any nature or any other arrangement or condition which, in substance, secures payment or performance of an obligation.

“Master Services Agreement” means the master services agreement among the Managers (as defined in the Master Services Agreement), BREP, BRELP, the Holding Entities (as defined in the Master Services Agreement) and others to be entered into on or before the Effective Date, substantially in the form attached to the Disclosure Letter.

“Material Authorizations” has the meaning specified in Section 3.1.10.

“Material Contracts” has the meaning specified in Section 3.1.18.

“Material Environmental Authorizations” has the meaning specified in Section 3.1.25.1.2.

“Meetings” means the Preferred Shareholder Meeting and the Unitholder Meeting.

“MI 61-101” means Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions.

“Minority Unitholders” means Unitholders whose votes may be counted for purposes of obtaining minority approval of the Unitholder Arrangement Resolution in accordance with Section 8.1 of MI 61-101.

“Misrepresentation” means (a) an untrue statement of material fact or (b) an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

“Mississagi Master Power Purchase and Sale Agreement Amendment” means the amendment to the master power purchase and sale agreement between Mississagi Power Trust and BEM LP dated November 27, 2003, as amended on July 6, 2009, to be entered into on or before the Effective Date, substantially in the form attached to the Disclosure Letter.

“NI 51-102F5” means Form 5 to National Instrument 51-102 - Continuous Disclosure Obligations.

“Notice” has the meaning specified in Section 13.1.

“OBCA” means the Business Corporations Act (Ontario).

“Ordinary Course” means, with respect to an action taken by a Person, that such action is generally consistent with the past practices of the Person and is taken in the ordinary course of the normal operations of the Person.

“Outside Date” means (i) December 31, 2011, provided however that if at that time all conditions to closing of the Arrangement shall have been satisfied or waived, other than the condition set forth in Section 8.1.2 (and those conditions that by their terms are to be satisfied at the Effective Time), then any Party may extend the Outside Date by a specified period of not less than five Business Days, provided that in the aggregate such extensions shall not exceed six months, by giving written notice to the other Parties to such effect no later than 5:00 p.m. (Toronto time) on the date that is five days (or such shorter period as is practical in the circumstances) prior to the then current Outside Date, or (ii) such later date as may be agreed to in writing by the Parties.

“Owned Real Property” has the meaning specified in Section 3.1.15.

“Parent Guaranty Agreement” means the parent guaranty agreement between BRPI and Brookfield Power US Holding America Co. to be entered into on the Effective Date substantially in the form attached to the Disclosure Letter.

“Parties” means, collectively, BRPI, the Fund Entities and BREP and any other Person who may become a party to this Agreement, and “Party” means any one of them.

“Pension Plans” means all Benefit Plans relating to retirement, retirement savings, pensions or supplemental pensions, including any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA).

“Permitted Liens” means, in respect of any of the BRPI Entities or the Assets, any one or more of the following:

(a)	Liens for Taxes, rates, assessments or other governmental charges or levies not yet due, or for which instalments have been paid based on reasonable estimates pending final assessments, or if due, the validity of which is being contested diligently and in good faith by appropriate proceedings in that regard, provided that adequate reserves have been established therefore in accordance with IFRS;

(b)	undetermined or inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of the construction, maintenance, repair or operation of any of the Assets, provided that such Liens are related to obligations not due or payable or in respect of which adequate provision has been made in the Books and Records, are not registered against title to any Assets and in respect of which adequate holdbacks are being maintained as required by applicable Law;

(c)	the right reserved to or vested in any Governmental Authority or any other Person by any statutory provision or by the terms of any lease, Easement, license, permit, right of way agreement or similar right or agreement, Contract or Authorization made with or with respect to any of the BRPI Entities or the Assets, to terminate the same, or to require annual or other payments as a condition of its continuance;

(d)	the Financing Liens;

(e)	zoning (including, without limitation, airport zoning regulations), use and building by-laws and ordinances and federal, provincial or municipal by-laws and regulations as to the use of any of the Assets, which do not materially interfere with the use of the Assets for the purposes for which they are held or materially impair the value thereof;

(f)	subdivision, site plan control, development, reciprocal, servicing, facility, facility cost sharing or similar agreements currently existing or entered into with a Governmental Authority, from time to time in respect of any of the Assets, which do not materially interfere with the use of the Assets for the purposes for which they are held;

(g)	encumbrances respecting encroachments by any of the Assets or any Buildings and Fixtures over neighbouring lands provided that they are permitted under agreements with the owners of such lands, provided such agreements have been complied with, are in good standing and any security required under the agreements has been given;

(h)	encumbrances respecting encroachments by any buildings, improvements or other facilities over the lands comprising the Assets which do not materially interfere with the use thereof for the purposes for which they are held or materially impair the value thereof;

(i)	permits, licenses, agreements, leases, Easements (including heritage Easements and agreements relating thereto), restrictions, restrictive covenants, reciprocal rights, rights-of-way, public ways, rights in the nature of an Easement and other similar rights in land granted to or reserved by other Persons (including permits, licenses, agreements, easements, rights-of-way, sidewalks, public ways, and rights in the nature of Easements or servitudes for sewers, drains, steam, gas and water mains or electric light and power or telephone and telegraph conduits, poles, wires and cables) or which are contemplated or provided for or which any of the BRPI Entities is bound to enter into pursuant to any subdivision, development, site plan control or similar agreement in respect of any part of the Assets which in the aggregate do not materially impair the value of the Assets or materially interfere with the use thereof for the purposes for which they are held;

(j)	security given to a public utility or any municipality or Governmental Authority when required by the operations of any of the BRPI Entities in the ordinary course of business, including the right of the municipality to acquire portions of any lands for road widening or interchange construction and the right of the municipality to complete improvements, landscaping or remedy deficiencies in any traffic control or monitoring to be provided to the Assets;

(k)	title defects or irregularities that are of a minor nature and do not materially impair the use of the Assets for the purposes for which they are held or materially impair the value thereof;

(l)	any subsisting reservations, limitations, provisions and conditions contained in any original grants from the Crown of any land or interest therein, reservations of undersurface rights to mines and minerals of any kind;

(m)	statutory reservations and exceptions to title;

(n)	any and all statutory Liens, charges, adverse claims, prior claims, security interests, deemed trusts or other Liens of any nature whatsoever claimed or held by any Governmental Authority under or pursuant to any applicable legislation, statute or regulation securing indebtedness not yet due or delinquent which in the aggregate do not materially impair the value of the Assets or materially interfere with the use thereof for the purposes for which they are held;

(o)	Liens constituting revendication or reclamation rights, purchase-money security interests and similar statutory rights in favour of sellers of goods or other property so long as such Liens only secure the purchase price of such goods and apply only to the goods or other property sold;

(p)	Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of the construction, maintenance, repair or operation of any of the Assets, provided that such Liens are being contested diligently and in good faith and adequate holdbacks are being maintained as required by applicable Law or surety bonds have been received in respect of such holdback;

(q)	Liens resulting from the deposit of cash or securities in connection with: (i) Contracts, tenders or expropriation proceedings; (ii) public, statutory and other similar obligations incurred in the Ordinary Course; (iii) workmen’s compensation, unemployment insurance, surety or appeal bonds; (iv) litigation; and/or (v) any construction, mechanics’, warehousemen’s, carriers’ or other similar Lien, incurred in the Ordinary Course;

(r)	Liens created by others over lands in respect of which leaseholds or license rights and/or through which easements or rights-of-way have been or will be acquired by a BRPI Entity which do not materially detract from the value of such easements or right-of-way or materially impair their use in the operation of the business of such BRPI Entity;

(s)	Liens or rights granted in favour of any one or more BRPI Entities or BRELP or any Subsidiary of BRELP;

(t)	Liens as described under the heading “Permitted Liens” in Section 1.1 of the Disclosure Letter;

(u)	work orders or similar orders issued by Governmental Authorities in respect of Assets that are currently under development or in respect of which construction is ongoing, provided that the same are not material and will be cleared in the normal course of such development or construction; and

(v)	all agreements, Easements, title retention agreements or arrangements, statutory rights or encumbrances, restrictive covenants, adverse claims, title exceptions, reservations, leases, licenses, rights of occupation, or similar rights that exist as at the date hereof, whether or not the same are registered against title to the Assets or any part thereof, provided that the same do not materially interfere with the use of the Assets for the purposes for which they are currently held or materially impair the value of the Assets.

“Person” means any natural person, partnership, limited partnership, limited liability partnership, joint venture, syndicate, sole proprietorship, company or corporation (with or without share capital), limited liability corporation, unlimited liability company, joint stock company, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, Governmental Authority or other entity however designated or constituted and pronouns have a similarly extended meaning.

“Personal Information” has the meaning ascribed to that term under PIPEDA and/or any other Law relating to the protection of personal information.

“PIPEDA” means the Personal Information Protection and Electronic Documents Act (Canada), and any regulations thereunder.

“Plan of Arrangement” means the plan of arrangement substantially in the form of Schedule C, and any amendments or variations thereto made in accordance with Section 13.4 hereof and Article 5 of the Plan of Arrangement or upon the direction of the Court in the Final Order.

“Power Agency Agreements” means the power agency agreements between BEM LP and each of the owners of the U.S. Facilities subject to the Energy Revenue Agreement and the Parent Guaranty Agremeent to be entered into on or before the Effective Date, substantially in the forms attached to the Disclosure Letter.

“Pre-Closing Reorganization” has the meaning specified in Section 7.5.

“Preferred Share Redemption” means the redemption or repurchase of all the BRP Equity Preferred Shares in accordance with the provisions of the BRP Equity Preferred Shares as at the date hereof.

“Preferred Shareholder Approval” means the approval of the Preferred Shareholder Arrangement Resolution by at least two-thirds of the votes cast by Preferred Shareholders present in person or represented by proxy at the Preferred Shareholder Meeting.

“Preferred Shareholder Arrangement Resolution” means the special resolution approving the Arrangement to be considered at the Preferred Shareholder Meeting substantially in the form of Schedule A hereto.

“Preferred Shareholder Meeting” means the special meeting of Preferred Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Preferred Shareholder Arrangement Resolution.

“Preferred Shareholders” means the holders of BRP Equity Preferred Shares.

“Privacy Laws” means PIPEDA and all other Laws relating to the protection of Personal Information.

“Prudent Industry Practice” means any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry in the jurisdiction in which the Business is principally conducted during the relevant time period, or any of the practices, methods, and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Prudent Industry Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather is intended to include acceptable practices, methods, and acts generally accepted in the jurisdiction in which the Business is principally conducted.

“Real Property Contracts” has the meaning specified in Section 3.1.15.

“Registration Rights Agreement” means the registration rights agreement between BRPI and BREP to be entered into on or before the Effective Date, substantially in the form attached to the Disclosure Letter.

“Regulatory Approvals” means the approvals, decisions and confirmations set out under the heading “Regulatory Approvals” in Section 1.1 of the Disclosure Letter (including by way of any expiration, waiver or termination of any relevant waiting period in relation to any Governmental Authority), as well as any other material approvals, decisions and confirmations that the Parties agree, acting reasonably, are required in order to complete the Arrangement.

“Relationship Agreement” means the agreement among BREP, BRELP, the Holding Entities (as defined in the Relationship Agreement), Brookfield and the Managers (as defined in the Relationship Agreement) that governs certain aspects of the relationship among them to be entered into on or before the Effective Date, substantially in the form attached to the Disclosure Letter.

“SEC” means the United States Securities and Exchange Commission.

“Series 3 Bonds” means the 5.25% medium term notes, Series 3, due 2018, issued on November 1, 2006 pursuant to the second supplemental indenture relating to the Bond Indenture, dated October 27, 2006.

“Series 4 Bonds” means the 5.84% medium term notes, Series 4, due 2036, issued on November 1, 2006 pursuant to the second supplemental indenture relating to the Bond Indenture, dated October 27, 2006.

“Series 6 Bonds” means the 6.132% notes, Series 6, due 2016, issued on November 30, 2009 pursuant to the fourth supplemental indenture relating to the Bond Indenture, dated November 27, 2009.

“Series 7 Bonds” means the 5.14% medium term notes, Series 7, due 2020, issued on October 13, 2010 pursuant to the fifth supplemental indenture relating to the Bond Indenture, dated October 13, 2010.

“Special Committee of BRP Equity” has the meaning specified in Section 5.1.3.

“Special Committee of the Fund” has the meaning specified in Section 5.1.3.

“Statutory Plans” means statutory benefit plans which the BRPI Entities are required to participate in, or comply with, including plans administered pursuant to applicable medicare, health tax, workplace safety insurance and employment insurance legislation.

“Subsidiary” has the meaning ascribed thereto in the National Instrument 45-106—Prospectus and Registration Exemptions.

“Tax Act” means the Income Tax Act (Canada).

“tax assessment period” has the meaning specified in Section 12.1.1.2.

“Tax Returns” means any and all returns, reports, declarations, elections, notices, forms, designations, filings, and statements (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes.

“Taxes” means: (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority on or in respect of amounts of the type described in clause (i) above or this clause (ii) and (iii) all liabilities for any amount described in the foregoing clauses (i) and (ii), as a current or former member of a consolidated, combined or unified group for tax purposes, as a transferee or successor, by contract or otherwise.

“Third Party Claim” means any action, suit, proceeding, arbitration, claim or demand that is instituted or asserted by a third party, including a Governmental Entity, against an Indemnified Person which entitles the Indemnified Person to make a claim for indemnification under this Agreement.

“Toll LP” means GLPT Toll LP.

“Toll LP Agreement Amendment” means the amendment to the agreement between GLPL and Toll LP dated July 6, 2009 to be entered into on or before the Effective Date, substantially in the form attached to the Disclosure Letter.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“Trust Indenture” means the trust indenture dated September 14, 1999, as amended and restated on October 27, 1999, and further amended on April 28, 2003 and May 13, 2011, pursuant to which the Fund was created, as the same may be amended or restated from time to time.

“Trustees” means the board of trustees of BRPT.

“TSX” means the Toronto Stock Exchange.

“Union Plans” means Benefit Plans which are, or are required to be, established and maintained pursuant to a Collective Agreement and which are not maintained or administered by the BRPI Entities.

“Unitholder Approval” means the approval of the Unitholder Arrangement Resolution by: (i) a majority of the votes cast by Minority Unitholders present in person or represented by proxy at the Unitholder Meeting; and (ii) at least two-thirds of the votes cast by Unitholders present in person or represented by proxy at the Unitholder Meeting.

“Unitholder Arrangement Resolution” means the special resolution approving the Arrangement to be considered at the Unitholder Meeting substantially in the form of Schedule B hereto.

“Unitholder Meeting” means the special meeting of Unitholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Unitholder Arrangement Resolution.

“Unitholders” means the holders of Fund Units.

“Voting Agreement” means the voting agreement between BRPI and BREP to be entered into on or before the Effective Date, substantially in the form attached to the Disclosure Letter.

1.2 Schedules

The following schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part thereof:

Schedule A	—	Preferred Shareholder Arrangement Resolution

Schedule B	—	Unitholder Arrangement Resolution

Schedule C	—	Plan of Arrangement

1.3 Headings and Table of Contents

The inclusion of headings and a table of contents in this Agreement are for convenience of reference only and will not affect the construction or interpretation hereof.

1.4 Interpretation

In this Agreement, unless the context otherwise requires:

1.4.1 words importing the singular shall include the plural and vice versa, words importing gender shall include all genders or the neuter, and words importing the neuter shall include all genders;

1.4.2 (i) the words “include”, “includes”, “including”, or any variations thereof, when following any general term or statement, are not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement; (ii) the phrases “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning mean “the aggregate (or total or sum), without duplication, of”, and (iii) “over”, in the context of an encroachment or easement, means “in, on, over, under or through”.

1.4.3 references to any Person include such Person’s successors and permitted assigns;

1.4.4 except as otherwise provided in this Agreement, any reference in this Agreement to a statute, regulation, policy, rule or instrument shall include, and shall be deemed to be a reference also to, all rules and regulations made under such statute, in the case of a statute, all amendments made to such statute, regulation, policy, rule or instrument and to any statute, regulation, policy, rule or instrument that may be passed which has the effect of supplementing or superseding the statute, regulation, policy, rule or instrument so referred to;

1.4.5 except as otherwise provided in this Agreement, any reference to this Agreement or any other agreement, document or instrument shall be construed as a reference to this Agreement or, as the case may be, such other agreement, document or instrument as the same may have been, or may from time to time be, amended, varied, replaced, amended and restated, supplemented or otherwise modified and will include all schedules (including the Disclosure Letter) to it;

1.4.6 in the event that any day on which any amount is to be determined or any action is required to be taken hereunder is not a Business Day, then such amount shall be determined or such action shall be required to be taken at or before the requisite time on the next succeeding day that is a Business Day; and

1.4.7 except where otherwise expressly provided, all references to dollars or to $ in this Agreement are expressed in United States currency.

1.5 Knowledge

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of BRPI it will be deemed to refer to the actual knowledge of those Persons listed in Section 1.5 of the Disclosure Letter, after due and diligent inquiry.

1.6 Accounting Terms

All accounting terms not specifically defined in this Agreement are to be interpreted in accordance with IFRS.

ARTICLE 2

THE ARRANGEMENT

2.1 Arrangement

The Parties agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.

2.2 Interim Order

As soon as reasonably practicable following the date of this Agreement, BRPI shall, in consultation with the Fund Entities, pursuant to Section 182 of the OBCA, prepare, file and diligently pursue an application to the Court for the Interim Order, which shall provide, among other things:

2.2.1 for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Meetings and for the manner in which such notice is to be provided;

2.2.2 for the Unitholder Approval;

2.2.3 for the Preferred Shareholder Approval or the Preferred Share Redemption;

2.2.4 that, in all other respects, the terms, conditions and restrictions of the Trust Indenture or the BRP Equity articles and by-laws, as applicable, including quorum requirements and other matters, shall apply in respect of the Meetings;

2.2.5 for the grant of Dissent Rights;

2.2.6 for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

2.2.7 that the Unitholder Meeting may be adjourned or postponed from time to time by the Trustees subject to the terms of this Agreement without the need for additional approval of the Court;

2.2.8 that the Preferred Shareholder Meeting may be adjourned or postponed from time to time by the directors of BRP Equity subject to the terms of this Agreement without the need for additional approval of the Court;

2.2.9 that the record date for Unitholders and Preferred Shareholders entitled to notice of and to vote at the Meetings will not change in respect of any adjournment(s) of the Meetings, unless required by applicable securities Laws;

2.2.10 that it is the Parties’ intention to rely on the 3(a)(10) Exemption with respect to the issuance of BREP Units and, if applicable, the Finco Bonds pursuant to the Arrangement based on the Court’s approval of the Arrangement; and

2.2.11 for such other matters as BRPI or the Fund Entities may reasonably require, subject to obtaining the prior consent of the Fund Entities or BRPI, as the case may be, such consent not to be unreasonably withheld or delayed.

2.3 Meetings

Subject to the terms of this Agreement and the Interim Order:

2.3.1 The Fund will, and will cause BRP Equity to, convene and conduct the Meetings in accordance with the Interim Order, the Trust Indenture and BRP Equity’s articles, by-laws and applicable Law on a date to be agreed with BRPI but in any event on or before November 30, 2011. The Fund will, in consultation with and subject to the approval of BRPI, fix and publish a record date for the purposes of determining the Unitholders and Preferred Shareholders entitled to receive notice of and vote at the Meetings.

2.3.2 If either the Preferred Shareholder Approval or the Bondholder Approval is not obtained, BRPI will notify the Fund Entities as soon as reasonably possible but, in any event, prior to the date of the Unitholder Meeting of its intention to do one of the following: (i) terminate the Agreement in accordance with Section 10.1.1.3; (ii) waive its right to terminate the Agreement in accordance with Section 10.1.1.3; or (iii) request that the Fund adjourn the Unitholder Meeting in accordance with Section 2.3.3 (and will make a public announcement to this effect).

2.3.3 The Fund shall, and shall cause BRP Equity to, not adjourn, postpone or cancel (or propose or permit the adjournment, postponement or cancellation of) the Unitholder Meeting and Preferred Shareholder Meeting, respectively, without BRPI’s prior written consent, except in the case of adjournment, as required for quorum purposes, by-law or by valid Unitholder or Preferred Shareholder action (which action is not solicited or proposed by the Fund, BRP Equity, the Trustees or the directors of BRP Equity), or except as permitted by this Agreement. Notwithstanding the foregoing, if either Preferred Shareholder Approval or Bondholder Approval is not obtained and BRPI has not terminated this Agreement in accordance with Section 10.1, upon the request of BRPI, the Fund shall adjourn the Unitholder Meeting for a reasonable period of time as agreed to by the Parties, acting reasonably.

2.3.4 Subject to the terms of this Agreement, the Fund shall, and shall cause BRP Equity to, solicit proxies in favour of the applicable Arrangement Resolution and against any resolution submitted by any Unitholder or Preferred Shareholder that is inconsistent with the applicable Arrangement Resolution and the completion of any of the transactions contemplated by this Agreement, and take all actions that are reasonably necessary or desirable to seek the approval of the Arrangement by Unitholders and Preferred Shareholders.

2.4 Circular

2.4.1 As soon as reasonably practicable, the Fund and BRP Equity shall, in consultation with BRPI (i) prepare the Circular together with any other documents required by applicable Laws, (ii) file the Circular in all jurisdictions where the same is required to be filed, and (iii) mail the Circular as required under applicable Laws and by the Interim Order.

2.4.2 BRPI shall provide the Fund and BRP Equity with all information regarding BREP, BRPI and the BRPI Entities, including any financial statements, required by applicable Laws for inclusion in the Circular or in any amendments or supplements to the Circular, and BRPI shall also use its commercially reasonable efforts to obtain any necessary consents from its auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the Circular and to the identification in the Circular of each such advisor. BRPI shall take all reasonable steps to ensure that such information does not include any Misrepresentation concerning BREP, BRPI and the BRPI Entities and enables the Fund and BRP Equity to ensure that the Circular complies with applicable Laws, including, without limitation, the requirement to include prospectus form disclosure required under NI 51-102F5.

2.4.3 On the date of mailing thereof, the Fund, subject to BRPI complying with its obligations under Section 2.4.2 shall ensure that the Circular complies in all material respects with all applicable Laws and the Interim Order and shall contain sufficient detail to permit the Unitholders and Preferred Shareholders to form a reasoned judgment concerning the matters to be placed before them at the Unitholder Meeting and the Preferred Shareholder Meeting, respectively.

2.4.4 The Circular shall contain the unanimous recommendations of the Trustees and the directors of BRP Equity to Unitholders and the Preferred Shareholders, respectively, that they vote in favour of the Unitholder Arrangement Resolution and Preferred Shareholder Resolution, respectively, and a statement that each Trustee and each director of BRP Equity, as the case may be, intends to vote all of such individual’s Fund Units and BRP Equity Preferred Shares in favour of the Unitholder Arrangement Resolution and Preferred Shareholder Arrangement Resolution, respectively, and against any resolution submitted by any Unitholder or Preferred Shareholder that is inconsistent with the Arrangement. For greater certainty, nothing in this Agreement restricts or prohibits the Trustees or the board of directors of BRP Equity from, in good faith and upon advice of legal counsel, acting in accordance with their fiduciary duties including, without limitation, withdrawing or proposing to withdraw the approval or recommendation of the Trustees or the directors of BRP Equity, as the case may be, to the Unitholders and Preferred Shareholders, respectively, to vote for the applicable Arrangement Resolutions or adjourning or postponing the applicable Meeting to consider the applicable Arrangement Resolution in the event that there will have developed, occurred or come into effect or existence any event, action, state, condition or occurrence of national or international consequence, or other occurrence of any nature whatsoever, or any adoption, proposed implementation or change in applicable Law or any interpretation thereof by any Governmental Authority which, in the Fund Entities’ reasonable opinion, seriously and adversely affects, or would be expected to seriously and adversely affect, the national or international financial markets in general or the business, operations or affairs of the Fund and the Fund-Owned Entities or the BRPI Entities.

2.4.5 Each Party shall promptly notify the other if, at any time before the earlier of the Effective Date and the termination of this Agreement in accordance with its terms, it becomes aware that the Circular contains a Misrepresentation, or that the Circular otherwise requires an amendment or supplement, and the Parties shall co-operate in the preparation of any amendment or supplement to the Circular, as required or appropriate, and the Fund shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Circular to the Unitholders and Preferred Shareholders and, if required by the Court or applicable Laws, file the same as required under applicable securities Laws and as otherwise required.

2.5 Filing of Form 20-F Prior to the Effective Time

2.5.1 If BREP files the Form 20-F on or prior to the Effective Time:

2.5.1.1 BREP shall provide the Fund Entities and its outside counsel and other representatives with a reasonable opportunity to review and comment upon drafts of the Form 20-F (and any amendments thereto) and all material to be filed with the SEC in connection with the Form 20-F, and will give reasonable consideration to all such comments. The Parties each acknowledge the importance of consistency across all public documents and, in that context, the disclosure included in the Form 20-F will be consistent with the disclosure in the Circular, as applicable;

2.5.1.2 the Fund Entities shall provide BREP with all information regarding the Fund Entities and their Subsidiaries and BRPI shall provide BREP with all information regarding BRPI and its Subsidiaries, in each case including financial statements and other financial information, in the form required to be included in the Form 20-F (including by reason of any SEC comments thereto or subsequent requests thereon), as well as any other information required by applicable Laws for inclusion in the Form 20-F or in any amendments or supplements to the Form 20-F, and the Fund Entities and BRPI shall also use their commercially reasonable efforts to obtain any necessary consents from their respective advisors to the use of any financial, technical or other expert information required to be included in the Form 20-F and to the identification in the Form 20-F of each such advisor.

2.5.1.3 BRPI shall cause BREP to take all reasonable steps to ensure that the Form 20-F does not contain any Misrepresentation concerning BREP, BRPI and the BRPI Entities and enables BREP to ensure that the Form 20-F complies with applicable Laws. If at any time any event or circumstance should be discovered by BREP, BRPI or the Fund Entities that should be set forth in an amendment to the Form 20-F so that any of such document would not include any Misrepresentation BREP, BRPI or the Fund Entities, as applicable, will promptly notify the other Parties and, to the extent required by applicable Laws, an appropriate amendment to the Form 20-F describing such information will be promptly filed with the SEC. The Parties will advise each other, promptly after any of them receives notice thereof, of any request by the SEC for amendment of the Form 20-F or comments thereon and responses thereon or requests by the SEC for additional information.

2.6 Securities Law Compliance

The Parties and their counsel shall co-operate and use commercially reasonable efforts in good faith to take, or cause to be taken, all reasonable actions, including the preparation of the Form 20F (if filed), the Circular, any amendments to the Form 20-F (if filed), applications for orders, registrations, consents, filings, rulings, exemptions, no-action letters and approvals, required in connection with this Agreement and the Arrangement and the preparation of any required documents, in each case as reasonably necessary to discharge their respective obligations under this Agreement, the Arrangement and the Plan of Arrangement, and to complete any of the transactions contemplated by this Agreement, in accordance with applicable securities Laws.

2.7 Final Order

If (i) the Interim Order is obtained, and (ii) the Arrangement Resolution is passed at the Meetings by the Unitholders as provided for in the Interim Order and as required by applicable Law, subject to the terms of this Agreement, the Parties shall diligently pursue and take all steps necessary or desirable to have the hearing before the Court of the application for the Final Order pursuant to Section 182 of the OBCA held as soon as reasonably practicable and, in any event, within three Business Days following the approval of the Arrangement Resolution at the Meetings.

2.8 Court Proceedings

Subject to the terms of this Agreement, the Parties will cooperate with and assist each other in seeking the Interim Order and the Final Order. The Parties will provide each other’s outside counsel with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and will give reasonable consideration to all such comments. Subject to applicable Laws, the Parties will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated by this Section 2.8 or with the prior written consent of the other Parties, such consent not to be unreasonably withheld, conditioned or delayed.

2.9 Articles of Arrangement and Effective Date

The Articles of Arrangement shall implement the Plan of Arrangement. After the satisfaction or, where not prohibited, the waiver of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver of those conditions as of the Effective Date) set forth in Article 8, on a date agreed to in writing by the Parties, the Articles of Arrangement shall be filed by BRPI with the Director, provided that the Articles of Arrangement shall not be sent to the Director, for endorsement and filing by the Director, except as contemplated hereby or with the Fund’s prior written consent. From and after the Effective Time, the Plan of Arrangement will have all of the effects provided by applicable Laws, including the OBCA. The Parties agree to amend the Plan of Arrangement at any time prior to the Effective Time in accordance with Section 13.4 of this Agreement to include such other terms determined to be necessary or desirable by the Parties, acting reasonably, provided that the Plan of Arrangement shall not be amended in any manner which is inconsistent with the provisions of this Agreement, which would reasonably be expected to delay, impair or impede the satisfaction of any condition set forth in Article 8 or which is otherwise prejudicial to the Unitholders and the Preferred Shareholders or other parties to be bound by the Plan of Arrangement.

2.10 United States Tax Considerations

The Parties intend that the series of transactions relating to the conversion of the Fund to be conducted pursuant to and described in Sections 2.2.30 through 2.2.41 of the Plan of Arrangement, considered together as a single integrated transaction for United States federal income tax purposes, will qualify as a “reorganization” within the meaning of Section 368(a)(1) of the Code. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

2.11 United States Securities Law

The Arrangement will be structured such that the issuance of securities under the Arrangement qualifies in the United States for the exemption from the registration requirements of the 1934 Act provided by Section 3(a)(10) of the 1933 Act (the “3(a)(10) Exemption”) and applicable state securities Laws in reliance upon similar exemptions under applicable state securities Laws. Each Party agrees to act in good faith, consistent with the intent of the Parties and the intended treatment of the Arrangement as set forth in this Section 2.11. In order to ensure the availability of the 3(a)(10) Exemption, the Parties agree that the Arrangement will be carried out on the following basis:

(a)	the Arrangement will be subject to the approval of the Court;

(b)	the Court will be advised as to the intention of the Parties to rely on the 3(a)(10) Exemption prior to the Court hearing at which the Final Order will be sought;

(c)	the Court will be required to satisfy itself as to the fairness of the Arrangement;

(d)	the Final Order will expressly state that the Arrangement is approved by the Court as being fair to the securityholders to whom securities will be issued;

(e)	the parties will ensure that each securityholder entitled to receive securities on completion of the Arrangement will be given adequate notice advising them of their right to attend the Court hearing and providing them with sufficient information necessary for them to exercise that right; and

(f)	the Interim Order approving the Meetings to approve the Arrangement Resolution will specify that each securityholder will have the right to appear before the Court at the Court hearing on the Final Order so long as such securityholder enters an appearance within a reasonable time.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BRPI

3.1 Representations and Warranties Regarding the BRPI Entities

BRPI hereby represents and warrants as follows to the Fund Entities and BREP and acknowledges and confirms that the Fund Entities and BREP are relying upon such representations and warranties in connection with transactions contemplated in this Agreement.

3.1.1 Incorporation, Formation and Qualification

3.1.1.1 Each of the BRPI Entities is duly organized and validly existing under the laws of its jurisdiction of incorporation or organization and has the full power and authority to own (or lease) and operate its property and to carry on its business as now owned or operated by it.

3.1.1.2 Each of the BRPI Entities is qualified, licensed or registered to carry on business in each jurisdiction in which the nature of any of the Assets owned by it or the Business operated by it makes such qualification necessary, except where any failure to be so qualified, licensed or registered would not, individually or in the aggregate, have or reasonably be expected to have a BRPI Material Adverse Effect.

3.1.2 No Conflict. Subject to obtaining the Regulatory Approvals and the Consents, (i) the execution, delivery and performance by BRPI of this Agreement and the execution, delivery and performance by each of the BRPI Entities and BRPI of each of the Ancillary Agreements to which it is a party and (ii) the completion of the transactions contemplated hereby (including the Pre-Closing Reorganization) and thereby:

3.1.2.1 do not and will not (and would not with the giving of notice, the lapse of time or the happening of any other event or condition) constitute or result in a violation or breach of, or conflict with, or allow any other Person to exercise any rights under, any of the terms or provisions of the constating documents or by-laws of any of the BRPI Entities or resolutions of the board of directors, shareholders or unitholders of any of the BRPI Entities, as applicable;

3.1.2.2 do not and will not (and would not with the giving of notice, the lapse of time or the happening of any other event or condition) constitute or result in a breach or violation of, or conflict with or allow any other Person to exercise any right of termination under, any of the terms or provisions of any Contracts or any instruments to which any of the BRPI Entities is a party or may be bound by or subject to or pursuant to which any of their respective Assets or property may be affected, except as would not, individually or in the aggregate, have or reasonably be expected to have a BRPI Material Adverse Effect;

3.1.2.3 do not and will not result in the violation by any BRPI Entities of any Law, except as would not, individually or in the aggregate, have or reasonably be expected to have a BRPI Material Adverse Effect;

3.1.2.4 will not result in a breach of or cause the termination or revocation of, any Material Authorization held by any of the BRPI Entities necessary to the operation of any of the Businesses or the ownership of the Assets; and

3.1.2.5 will not result in the creation or imposition of any Lien on any of the Assets (other than Permitted Liens).

3.1.3 Regulatory Approvals. Subject to obtaining the Regulatory Approvals and the Consents, compliance with any applicable securities Laws (in relation to the transactions contemplated by this Agreement), stock exchange rules and policies (in relation to the transactions contemplated by this Agreement), the Interim Order, the Final Order and the filing of the Articles of Arrangement, there is no requirement for BRPI or any of the BRPI Entities to make any filing with, give any notice to or to obtain any consent or approval of, or to obtain any Authorization of, any Governmental Authority as a condition to the lawful completion of any of the transactions contemplated by this Agreement (including the Pre-Closing Reorganization) or any of the Ancillary Agreements, except as would not, individually or in the aggregate, have or reasonably be expected to have a BRPI Material Adverse Effect.

3.1.4 Issued Capital. All of the outstanding shares and other ownership interests owned, directly or indirectly, by BRPI in the capital of each of the BRPI Entities are duly issued and all shares are outstanding as fully-paid and non-assessable. At the Effective Date, all of the issued and outstanding shares and other ownership interests owned, directly or indirectly, by BRPI in each of the BRPI Entities will be owned (directly or indirectly) by BREP with good and marketable title and the full legal right power and authority to sell, assign and transfer such interests to BRELP, free and clear of all Liens, other than as disclosed in Section 3.1.4 of the Disclosure Letter, those restrictions on transfer, if any, contained in the constating documents of the BRPI Entities and the Permitted Liens.

3.1.5 No Other Agreements to Purchase or Sell. Except as part of the Pre-Closing Reorganization or except as disclosed in Section 3.1.5 of the Disclosure Letter, this Agreement and the transactions contemplated thereby and hereby, no Person has any written or oral agreement, option or warrant or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming such for the purchase of any of BRPI’s interests in any of the BRPI Entities or the subscription, allotment or issuance of any of BRPI’s interests in any of the BRPI Entities that is material to the Businesses taken as a whole.

3.1.6 Subsidiaries. Except as disclosed in Section 3.1.6 of the Disclosure Letter, as of the Effective Date, none of the BRPI Entities will have any direct or indirect subsidiaries or will hold, directly or indirectly, any shares or other ownership, equity or proprietary interests in any Person or will have any agreement of any nature to acquire, directly or indirectly, any shares or other ownership, equity or proprietary interests in any other Person, in each case other than with respect to another BRPI Entity, the Fund Entities or a Fund-Owned Entity.

3.1.7 Corporate Records. Except as disclosed in Section 3.1.7 of the Disclosure Letter, the Corporate Records are complete and accurate in all material respects and all proceedings and actions reflected in the Corporate Records have been conducted or taken in compliance in all material respects with all applicable Laws and with the applicable constating documents and by-laws (or the equivalent) of the BRPI Entities.

3.1.8 Conduct of Business in Ordinary Course. Since December 31, 2010 and except for the transactions contemplated by this Agreement or except as disclosed in Section 3.1.8 of the Disclosure Letter (i) each of the Businesses has been carried on in the Ordinary Course and (ii) there has not been any change in the affairs, operations or condition of any of the BRPI Entities or any of the Assets or Businesses which has had, or could reasonably be expected to have, a BRPI Material Adverse Effect and, to the knowledge of BRPI, no event has occurred or circumstance exists which could reasonably be expected to have a BRPI Material Adverse Effect. None of the BRPI Entities carries on any business outside of Canada, the United States or Brazil except as set out in Section 3.1.8 of the Disclosure Letter.

3.1.9 Compliance with Laws. Except as disclosed in Section 3.1.9 of the Disclosure Letter, BRPI and the BRPI Entities have at all times conducted the Businesses in compliance, in all material respects, with all applicable Laws.

3.1.10 Authorizations. Except as disclosed in Section 3.1.10 of the Disclosure Letter, the BRPI Entities hold or possess and lawfully use in the operation of the Businesses and the ownership of their Assets, all Authorizations required to conduct the Businesses as presently conducted or for the lease of or ownership and use of their Assets as presently used (the “Material Authorizations”) in compliance with all applicable Laws, except for any non-compliance that would not, individually or in the aggregate, have or reasonably be expected to have a BRPI Material Adverse Effect. Each Material Authorization is valid, subsisting and in good standing and none of the BRPI Entities is in default or breach of any Material Authorization, except for any non-compliance that would not, individually or in the aggregate, have or reasonably be expected to have a BRPI Material Adverse Effect.

3.1.11 Sufficiency of Assets. On the Effective Date, the Businesses are the only business operations carried on by the BRPI Entities. Except as disclosed in Section 3.1.11 of the Disclosure Letter, the Assets include all rights, interests and property necessary to enable the BRPI Entities to conduct each of the Businesses in all material respects after the Effective Date in the same manner as conducted prior to the Effective Date. The BRPI Entities have adequate rights of ingress and egress with respect to the Leased Properties, the Owned Real Property and the properties which are the subject of the Real Property Contracts or, in the case of any development properties as of the date hereof, will have adequate rights of ingress and egress upon commercial operation for such development property, necessary for the operation of each of the Businesses in the Ordinary Course.

3.1.12 Title to the Assets. Section 3.1.12 of the Disclosure Letter contains a true and complete list of all the Facilities. Each of the BRPI Entities has good and marketable title to all of the Assets (whether real, personal or mixed and whether tangible or intangible) that it owns or purports to own, including all the properties and assets reflected as being owned by the BRPI Entities in the financial Books and Records. The BRPI Entities own their Assets free and clear of all Liens, except for Permitted Liens.

3.1.13 No Options, etc. to Purchase Assets. Except in connection with the Pre-Closing Reorganization or except as disclosed in Section 3.1.13 of the Disclosure Letter, no Person has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming such for the purchase, lease, license or other acquisition of any of the Assets that is material to the Businesses, taken as a whole.

3.1.14 Condition of Tangible Assets. Except (i) as disclosed in Section 3.1.14 of the Disclosure Letter or (ii) where any such condition, state or lack of adequacy or suitability would reasonably be expected to be material to each of the Businesses, to the knowledge of BRPI: (A) the buildings, structures, equipment (including, without limitation, all machinery, vehicles, turbines, metering equipment, office material and the like), dams, dikes, tunnels, reservoirs, water lots and water intakes, and all ancillary assets, moveable or immovable, corporeal or incorporeal and other tangible personal property of the BRPI Entities (including the Buildings and Fixtures) owned, leased or otherwise used in connection with any of the Businesses are structurally sound, in good operating condition and repair having regard to their use and age and are adequate and suitable for the uses to which they are being put and are maintained in accordance with Prudent Industry Practice; (B) the electricity delivery lines owned by the BRPI Entities connecting the Facilities to the applicable Grid are in good operating condition and repair having regard to their use and age and are adequate and suitable for the uses to which they are being put; and (C) to the extent owned by any of the BRPI Entities, the meters and related equipment used to measure the energy delivered by the Facilities to the applicable Grid are in good operating condition and repair and are adequate and suitable for the purposes of measuring the delivery of electricity delivered by the Facilities.

3.1.15 Real Property. Except as disclosed in Section 3.1.15 of the Disclosure Letter, the relevant BRPI Entities: (i) own, lease, license or have valid rights to use all real property that is material to the conduct of its respective business, as presently conducted (the “Lands”); (ii) with respect to such Lands that are owned by them (the “Owned Real Property”), have good and marketable title to such Owned Real Property free and clear of all Liens, except Permitted Liens; (ii) with respect to such Lands that are leased by them, have valid leasehold interests in such Lands pursuant to leases (the “Leases”); and (iii) with respect to such Lands that are not owned or leased, have valid licenses, permits, rights of way agreements, Easements or similar agreements (the “Real Property Contracts”) pursuant to which the BRPI Entities have the right to occupy or use such property or interests therein. The use of the Owned Real Property and Leased Properties, as currently operated, complies, in all material respects, with all applicable zoning by-laws and regulations. No condemnation or expropriation proceeding is pending or, to the knowledge of BRPI, threatened which would preclude or impair, in any material respect, the use of any of the Leased Properties, the Owned Real Property or any of the properties subject to the Real Property Contracts for the purposes for which they are currently used, as well as for the purposes for which they are intended to be used.

3.1.16 No Breach of Leases and Real Property Contracts. Except as would not, individually or in the aggregate, be material to each of the Businesses or except as disclosed in Section 3.1.16 of the Disclosure Letter: (i) each of the BRPI Entities has complied with all of its obligations under the Leases and Real Property Contracts; (ii) all rents and other charges (including statutory charges) due and payable by any BRPI Entity under any Lease or Real Property Contract (the non-payment of which would entitle any party to any such Lease or Real Property Contract other than a BRPI Entity to terminate the same) have been paid, and there exists no event of default (howsoever described) or, to the knowledge of BRPI, no event, occurrence, condition or act (including the purchase of any of the BRPI Entities or any part of the Pre-Closing Reorganization) which, with the giving of notice, the lapse of time or the happening of any other event or condition, could become an event of default (howsoever described) or which could result in the expiry of the term of the Lease or Real Property Contract on a date which is on or prior to the expiry date set out in the relevant Lease or Real Property Contract or the tenant being deemed to be overholding on a date which is on or prior to the expiry date set out in any of the Leases or Real Property Contracts; (iii) the relevant BRPI Entities, as applicable, have a good and valid right to use and occupy all the Leased Properties and all other properties which are the subject of any Real Property Contract to the extent required to operate and maintain each of the Businesses as currently operated and, in the case of any development properties as of the date hereof, as contemplated to be operated upon commercial operation for such development property, by way of good and valid title or leasehold title, easement rights, rights of way, licenses of occupation, land use permits or similar rights and interests and, in each case, the relevant BRPI Entity’s interest therein is free and clear of all Liens other than Permitted Liens; (iv) the relevant BRPI Entities have the right to use all Easements and all such Easements have been validly created for use in the operation of the Facilities; (v) the BRPI Entities have acquired all necessary rights with respect to the Owned Real Property or under the Leases and Real Property Contracts to occupy, enter in, on, under or over, and/or use, and, in the case of any development properties as of the date hereof, as contemplated to be operated upon commercial operation for such development property will have the necessary rights to occupy, enter in, on, under or over, and/or use, all lands required for the connection of the Facilities located on the Owned Real Property and the Leased Property to the applicable Grid and to construct, develop, service and maintain the Assets; and (vi) none of the BRPI Entities has sublet, assigned, licensed, or otherwise conveyed or encumbered any rights in any of the Owned Real Property, the Leased Properties or in the Real Property Contracts except for the Permitted Liens and any subleases, assignments, licenses, conveyances or encumbrances of non-material components thereof that do not, individually or in the aggregate, adversely affect the ability of the BRPI Entities to use such property.

3.1.17 Aboriginal Matters. Except as disclosed in Section 3.1.17 of the Disclosure Letter or as would not, individually or in the aggregate, have or reasonably be expected to have a BRPI Material Adverse Effect, to the knowledge of BRPI there is no valid basis for any assertion by any aboriginal person or group, or any Person acting on behalf of any aboriginal Person or group, by virtue of its aboriginal status of:

3.1.17.1 any claim or proceeding against any property of any of the BRPI Entities;

3.1.17.2 any right, title, benefit or interest in any Owned Real Property;

3.1.17.3 any claim of jurisdiction over any of the Businesses or any interest in the Owned Real Property; or

3.1.17.4 any right to be consulted with respect to any use, development or improvement of any interest in the Owned Real Property.

3.1.18 Contracts. Except for the Financing Agreements, the Contracts disclosed in Section 3.1.18 of the Disclosure Letter and the Leases and Real Property Contracts, none of the BRPI Entities is a party to or bound by:

3.1.18.1 any continuing Contract pursuant to which it is obligated to make or expects to receive payments of or related to indebtedness for borrowed money of more than $15,000,000 over the life of the Contract;

3.1.18.2 any Contract that expires or may be renewed at the option of any Person other than any BRPI Entity so as to expire more than one year after the date of this Agreement, having a value, in the case of any such Contract, of more than $15,000,000 over the life of the Contract;

3.1.18.3 any Contract that if terminated or modified or if it ceased to be in effect, would have or could reasonably be expected to have a BRPI Material Adverse Effect;

3.1.18.4 any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, interest rate, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with IFRS;

3.1.18.5 other than non-disclosure agreements entered into in the Ordinary Course, any Contract limiting in any material respect the freedom of any BRPI Entity to engage in any line of business, compete with any other Person, solicit any Persons for any purpose, operate its Assets at maximum production capacity or otherwise conduct its business;

3.1.18.6 any Contract made out of the Ordinary Course;

3.1.18.7 any confidentiality, secrecy or non-disclosure Contract relating to any proprietary or confidential information, in each case to the extent such Contract and the subject matter therein is material to the ownership, construction, development or operation of any of the Businesses;

3.1.18.8 any Contract with any Person with whom any of the BRPI Entities does not deal at arm’s length within the meaning of the Tax Act (excluding agreements among one or more of the BRPI Entities); or

3.1.18.9 any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of more than $15,000,000 of any other Person who is not a BRPI Entity;

(collectively, the “Material Contracts”).

3.1.19 No Breach of Material Contracts. Except as disclosed in Section 3.1.19 of the Disclosure Letter, each of the BRPI Entities has performed, in all material respects, all of the obligations required to be performed by it under the Material Contracts. Except as disclosed in

Section 3.1.19 of the Disclosure Letter, to the knowledge of BRPI, each of the Material Contracts is in full force and effect, unamended, and there exists no default, breach, termination event, (p)repayment event or alleged default (in each case, howsoever described) or event, occurrence, condition or act (including the transactions contemplated hereby or any part of the Pre-Closing Reorganization) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default, a breach, a termination event or a (p)repayment event, respectively (in each case, howsoever described), under any Material Contract, except in each case where any such default, breach, event, occurrence, condition or act would not, individually or in the aggregate, have or reasonably be expected to have a BRPI Material Adverse Effect. The Data Room contains true, correct and complete copies of all Material Contracts.

3.1.20 Intellectual Property.

3.1.20.1 The BRPI Entities own or possess valid, subsisting and enforceable licenses to use all Intellectual Property that is material to the conduct of each of the Businesses as currently conducted.

3.1.20.2 To the knowledge of BRPI, the operation of each of the Businesses does not infringe upon the Intellectual Property rights of any Person and BRPI has not received written or actual notice from any Person alleging such infringement.

3.1.21 Books and Records. Except as disclosed in Section 3.1.21 of the Disclosure Letter, all accounting and financial Books and Records: (i) have been maintained in all material respects in accordance with good business practices and in accordance with IFRS and with the accounting principles generally accepted in the country of domicile of each entity, on a basis consistent with prior years (except for greater certainty as a result of BRPI’s conversion to IFRS) and (ii) accurately and fairly reflect all material transactions relating to the Business.

3.1.22 Financial Statements. The Financial Statements have been or will be prepared in accordance with GAAP consistently applied throughout the periods indicated. The Financial Statements will fairly present, in all material respects:

3.1.22.1 the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial position of the BRPI Entities, on a combined basis, as at the respective dates of the relevant statements; and

3.1.22.2 the sales and earnings of the BRPI Entities, on a combined basis, during the periods covered by the Financial Statements.

3.1.23 No Liabilities. None of the BRPI Entities has any liabilities or obligations required by GAAP consistently applied in accordance with BRPI’s past practice (except for greater certainty as a result of BRPI’s conversion to IFRS) to be reflected on an audited consolidated balance sheet except for (i) liabilities and obligations reflected or reserved against in the Financial Statements, (ii) liabilities and obligations incurred after June 30, 2011 in the Ordinary Course that would not, individually or in the aggregate, be material to the Businesses (taken as a whole), or (iii) liabilities and obligations incurred pursuant to the Pre-Closing Reorganization or the transactions contemplated by this Agreement or the Ancillary Agreements, or (iv) except as disclosed in Section 3.1.23 of the Disclosure Letter.

3.1.24 Securities Laws. None of the BRPI Entities is a reporting issuer (as such term is defined in applicable securities Laws) and none of the securities of the BRPI Entities are listed for trading on any stock exchange.

3.1.25 Environmental Matters.

3.1.25.1 Except as disclosed in Section 3.1.25 of the Disclosure Letter:

3.1.25.1.1 BRPI and the BRPI Entities are in compliance in all material respects with all applicable Environmental Laws;

3.1.25.1.2 The BRPI Entities possess and lawfully use all Authorizations issued by a Governmental Authority pursuant to Environmental Laws that are material to the conduct of the Business, as presently conducted, or to the use of the Assets, as presently used, (the “Material Environmental Authorizations”), in each case in compliance in all material respects with all applicable Environmental Laws. To the knowledge of BRPI, (i) each Material Environmental Authorization is in force; and (ii) none of the BRPI Entities is in non-compliance with any Material Environmental Authorization and no proceeding is pending or threatened to revoke or limit any Material Environmental Authorization;

3.1.25.1.3 To the knowledge of BRPI, there are no Contaminants located in the ground or in groundwater under any of the Owned Real Property or the Leased Properties or the properties subject to the Real Property Contracts;

3.1.25.1.4 To the knowledge of BRPI, none of the Owned Real Property or the Leased Properties or the properties subject to any of the Real Property Contracts (i) has been used by any Person as a waste disposal site or as a landfill, or (ii) has been used for any Environmental Activity except (A) in compliance in all material respects with Environmental Law or (B) the impacts or other consequences that resulted from such Environmental Activities have been remediated in all material respects;

3.1.25.1.5 To the knowledge of BRPI, there are no outstanding orders issued by a Governmental Authority relating to any Environmental Activities or occupational health and safety matters requiring any material work, repairs, construction or capital expenditures with respect to the Business or any Assets or the BRPI Entities, nor is BRPI or any of the BRPI Entities in receipt of notice of any of the same; and

3.1.25.1.6 To the knowledge of BRPI, there is currently no outstanding requirement of any Governmental Authority for the BRPI Entities to (i) alter any of the Owned Real Property, the Leased Properties or properties that are subject to any of the Real Property Contracts in order to be in compliance with Environmental Laws, or (ii) perform any environmental closure, decommissioning, rehabilitation, restoration or post-remedial investigations, on, about, or in connection with any Owned Real Property, any Leased Property or any property that is subject to any of the Real Property Contracts.

3.1.25.2 Other than those reports and documents which have been superseded by newer reports and documents with respect to the same topic, the Data Room contains true, correct and complete copies of all reports and documents in the possession or under the control of any of the BRPI Entities or BRPI relating to any actual or anticipated material liability pursuant to Environmental Law for Environmental Activities affecting any of the BRPI Entities or any of the Owned Real Property, the Leased Properties or any of the properties subject to any of the Real Property Contracts.

3.1.26 Employment Matters

3.1.26.1 Except as disclosed in Section 3.1.26 of the Disclosure Letter:

3.1.26.1.1 Each of the BRPI Entities has been and is being operated in compliance with all applicable Laws relating to employees and employment practices except where the failure to so operate would not, individually or in the aggregate, have or reasonably be expected to have a BRPI Material Adverse Effect; and

3.1.26.1.2 There are no pending or outstanding claims or complaints nor, to the knowledge of BRPI, are there any threatened or anticipated claims or complaints, against any of the BRPI Entities or any of their respective directors, officers or agents alleging breach of any express or implied contract of employment, any Laws governing employment or termination thereof or other discriminatory, wrongful or tortious conduct in connection with, or arising out of, the employment relationship except where such claims or complaints would not, individually or in the aggregate, have or reasonably be expected to have a BRPI Material Adverse Effect.

3.1.27 Collective Agreements

3.1.27.1 The Data Room contains true, correct and complete copies of all Collective Agreements. Except as disclosed in Section 3.1.27.1 of the Disclosure Letter, no collective agreement is currently being negotiated or is currently subject to negotiation or renegotiation with respect to any Employee.

3.1.27.2 Except as disclosed in Section 3.1.27.2 of the Disclosure Letter: (i) there are no outstanding or, to the knowledge of BRPI, threatened material unfair labour practices, complaints, grievances, pending arbitration cases or applications of any kind; (ii) there are no current or, to the knowledge of BRPI, threatened or union organizing activities involving any Employee, not already covered by the material Collective Agreements; (iii) there is no strike, work stoppage, slow-down or lock-out occurring or, to the knowledge of BRPI, threatened affecting any of the material BRPI Entities; and (iv) no union has bargaining rights with respect to any Employee of any material BRPI Entity.

3.1.27.3 Except as would not, individually or in the aggregate, have or reasonably be expected to have a BRPI Material Adverse Effect, none of the BRPI Entities is in violation of any provision under any Collective Agreement.

3.1.28 Benefit Plans

3.1.28.1 The Data Room contains true and correct copies of all material Benefit Plans. Except as disclosed in Section 3.1.28 of the Disclosure Letter or as would not, individually or in the aggregate, have or reasonably be expected to have a BRPI Material Adverse Effect:

3.1.28.1.1 Each Benefit Plan is, and has been, established, registered, qualified, administered, funded, and invested, in compliance with the terms of such Benefit Plan, all applicable Laws and, if applicable, the Collective Agreements;

3.1.28.1.2 Neither BRPI nor the BRPI Entities has made any commitment to improve any benefit provided under any Benefit Plan;

3.1.28.1.3 Neither the entering into of this Agreement, nor the completion of the transactions contemplated herein will, in and of itself, constitute an event under any Benefit Plan that will result in any payment, acceleration of payment or vesting of benefits, forgiveness of indebtedness, acceleration or increase in funding obligations, vesting, distribution, increase or acceleration in benefits or obligation to fund benefits with respect to any Employee;

3.1.28.1.4 All employer and employee payments, contributions or premiums required to be remitted, paid to or in respect of each Benefit Plan and each Statutory Plan have been paid or remitted in a timely fashion in accordance with the terms of the applicable Benefit Plan, Statutory Plans and all applicable Laws;

3.1.28.1.5 No Benefit Plan subject to ERISA is, and neither BRPI, any BRPI Entity or any ERISA Affiliate of the foregoing contributes to, has ever contributed or has any liability or obligation, whether actual or contingent, with respect to any (A) “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (B) “multiple employer plan” (within the meaning of ERISA or the Code), (C) a single employer plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (D) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA),or (E) any other plan that provides defined benefits;

3.1.28.1.6 With respect to each Pension Plan: (i) no liability to the Pension Benefit Guaranty Corporation (“PBGC”) has been incurred (other than for premiums not yet due); (ii) no notice of intent to terminate any such Pension Plan has been filed with the PBGC or distributed to participants therein and no amendment terminating any such Pension Plan has been adopted; (iii) no proceedings to terminate any such Pension Plan instituted by the PBGC are pending or, to the knowledge of BRPI, are threatened and no event or condition has occurred which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Pension Plan; (iv) no such Pension Plan is in “at risk” status, within the meaning of Section 430 of the Code or Section 303 of ERISA; (v) except for the execution and delivery of this Agreement and the transactions contemplated by this Agreement, no “reportable event” within the meaning of

Section 4043 of ERISA (for which the 30-day notice requirement has not been waived by the PBGC) has occurred within the last six (6) years; (vi) no lien has arisen or would reasonably be expected to arise as a result of actions or inactions under ERISA or the Code on the assets of any BRPI Entity (other than any lien imposed by the PBGC to the extent arising under Section 4062(e) of ERISA as a result of the transactions contemplated by this Agreement); (vii) there has been no cessation of operations at a facility subject to the provisions of Section 4062(e) of ERISA (“4062(e) Event”) within the last six (6) years (other than a 4062(e) Event to the extent arising from the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement); and (viii) no such Pension Plan has failed to satisfy the minimum funding standards set forth in Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA;

3.1.28.1.7 Each Pension Plan is funded in accordance with applicable Laws and the most recently filed actuarial valuation for such Pension Plan;

3.1.28.1.8 All Employee data necessary to administer each Benefit Plan is in the possession of the BRPI Entities and is in a form which is sufficient for the proper administration of the Benefit Plan in accordance with its terms and all applicable Laws and, to the knowledge of BRPI, such data are complete and correct;

3.1.28.1.9 None of the Benefit Plans, other than the Pension Plans provide benefits beyond retirement or other termination of service to Employees or former Employees or to their beneficiaries or dependents of such Employees;

3.1.28.1.10 None of the BRPI Entities sponsors, administers or contributes to any Union Plans;

3.1.28.1.11 There are no actions, suits, claims, trials, demands, investigations, arbitrations or other proceedings pending or, to the knowledge of BRPI, threatened with respect to the Benefit Plans against the BRPI Entities, the funding agent, the insurers or the fund of such Benefit Plans, other than claims for benefits in the Ordinary Course. No order has been made or notice given pursuant to any applicable Law requiring (or proposing to require) the BRPI Entities to take (or refrain from taking) any action in respect of any Benefit Plan;

3.1.28.1.12 No event has occurred and no condition or circumstances exist that has resulted or could reasonably result in any Benefit Plan: (i) being ordered or required to be terminated or wound-up; (ii) having its registration under any applicable Law refused or revoked; (iii) being placed under the administration of any trustee or any regulatory authority; (iv) being required to pay any taxes or penalties under any applicable Laws; or (v) having, if applicable, its tax status revoked in whole or in part;

3.1.28.1.13 Each Benefit Plan and each other contract, plan, program, agreement, or arrangement maintained, established or entered into by any BRPI Entity has been maintained and operated in all material respects, in documentary and operational compliance with Code Section 409A or an available exemption therefrom; and

3.1.28.1.14 As of the completion of the transactions contemplated by this Agreement, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code (whether or not such payment would be considered reasonable compensation for services rendered).

3.1.28.1.15 Each Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) is qualified under Section 401(a) or Section 501(a) of the Code, as applicable, and (ii) has either applied for, prior to the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination letter issued by the IRS with respect to its qualified status, or has been established under a prototype or volume submitter plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. For each Benefit Plan that is intended to be qualified under Section 401(a) of the Code, to the knowledge of BRPI, there has been no event, condition or circumstance that has adversely affected or could reasonably be expected to adversely affect such qualified status.

3.1.29 Insurance

3.1.29.1 Except as disclosed in Section 3.1.29 of the Disclosure Letter:

3.1.29.1.1 Each of the BRPI Entities has insurance in place, issued by responsible insurers, as is appropriate to their Business and Assets, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses and assets;

3.1.29.1.2 None of the BRPI Entities is in default with respect to the payment of any premiums under any insurance policy or has failed to give any notice or to present any claim under any insurance policy in a due and timely fashion, except as would not, individually or in the aggregate, have or reasonably be expected to have a BRPI Material Adverse Effect; and

3.1.29.1.3 There are no outstanding claims that have been made under any policies of insurance maintained by or for the benefit of any of the BRPI Entities, except as would not, individually or in the aggregate, have or reasonably be expected to have a BRPI Material Adverse Effect.

3.1.30 Litigation. Except as disclosed in Section 3.1.30 of the Disclosure Letter, there are no (i) actions, suits or proceedings, at law or in equity, by any Person, (ii) grievances, arbitrations or alternative dispute resolution proceedings, or (iii) administrative or other proceeding by or before (or to the knowledge of BRPI, any investigation by) any Governmental Authority, pending, or, to the knowledge of BRPI, threatened against any of the BRPI Entities, any of the Business or any of the Assets that, in any such case described in (i), (ii) or (iii) would, individually or in the aggregate, have or could reasonably be expected to have a BRPI Material Adverse Effect and, to the knowledge of BRPI, there are no facts, events or circumstances that can reasonably be anticipated would result in any such action, complaint, grievance, suit, proceeding, arbitration or investigation against any of the BRPI Entities. None of the BRPI Entities is subject to any judgment, order or decree entered in any lawsuit or proceeding which has had or would, individually or in the aggregate, reasonably be expected to have a BRPI Material Adverse Effect.

3.1.31 Taxes

3.1.31.1 Except as disclosed in Section 3.1.31 of the Disclosure Letter and except as would not, individually or in the aggregate, have or reasonably be expected to have a BRPI Material Adverse Effect:

3.1.31.1.1 The BRPI Entities have filed or caused to be filed with the appropriate Governmental Authority, within the times and in the manner prescribed by applicable Laws, all federal, provincial, state, local and foreign Tax Returns which are required to be filed by or with respect to any of the BRPI Entities. The information contained in such Tax Returns for the BRPI Entities is correct and complete;

3.1.31.1.2 The BRPI Entities have paid all Taxes due and payable as reflected on such Tax Returns within the time required by applicable Law, and have paid all assessments and reassessments they have received in respect of Taxes. With respect to Taxes accruing on or before the Effective Date which are not reflected in the BRPI Entities’ Tax Returns, the BRPI Entities have made adequate provision for such Taxes in the Books and Records. Since June 30, 2011, none of the BRPI Entities has incurred any liability for Taxes outside the Ordinary Course;

3.1.31.1.3 There are no claims, actions, suits, audits, proceedings, investigations or other action pending or, to the knowledge of BRPI, threatened against any of the BRPI Entities in respect of Taxes. As at the date hereof, none of the BRPI Entities is negotiating any final or draft assessment or reassessment in respect of Taxes with any Governmental Authority;

3.1.31.1.4 The BRPI Entities have withheld and collected all amounts required by applicable Law to be withheld or collected by them on account of Taxes and have remitted all such amounts that have become due to the appropriate Governmental Authority within the time prescribed under any applicable Laws;

3.1.31.1.5 None of the BRPI Entities has acquired property from a non-arm’s length person (within the meaning of the Tax Act) in circumstances which would subject any of the BRPI Entities to a liability under section 160 of the Tax Act or any analogous provision under the Laws of any other jurisdiction, other than property acquired from another BRPI Entity;

3.1.31.1.6 None of the BRPI Entities has acquired property from, or disposed of property to, a non-arm’s length person (within the meaning of the Tax Act) in circumstances which would cause section 69 of the Tax Act to apply to any of the BRPI Entities;

3.1.31.1.7 For all transactions between any of the BRPI Entities which are resident in Canada and any person that is not a resident of Canada and with whom any of such BRPI Entities was not dealing at arm’s length during a taxation year (or portion thereof) ending on or before the Effective Date, each has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act;

3.1.31.1.8 None of the BRPI Entities will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Effective Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Effective Date, (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), (D) installment sale or open transaction disposition made on or prior to the Effective Date, (E) prepaid amount received on or prior to the Effective Date or (F) election made pursuant to Section 108(i) of the Code on or prior to the Effective Date;

3.1.31.1.9 Each of the BRPI Entities which will be owned directly by BRELP immediately after the Effective Time is properly classified as a corporation for U.S. federal income tax purposes;

3.1.31.1.10 None of the BRPI Entities has claimed or will claim in any Tax Return for any taxation year (or fiscal year in the case of a partnership) ending on or before the Effective Date any reserve of any amount which could be included in the income of any of the BRPI Entities for any period ending after the Effective Date;

3.1.31.1.11 Except as already provided in an applicable Tax Return which has already been filed with the appropriate Governmental Authority or otherwise been disclosed to the Fund Entities, to the knowledge of BRPI, there will not be any circumstances existing at or prior to the Effective Date which could, in and of themselves, result in the application of any of sections 78, 80, 80.01, 80.03 or 80.04 to any of the BRPI Entities for taxation years (or fiscal years in the case of BRPI Entities that are partnerships) ending after the Effective Date;

3.1.31.1.12 At no time during the period beginning on the formation of BREP and ending at the time of the completion of the Arrangement, will more than 50% of the fair market value of any interest in BREP be derived directly or indirectly from one or any combination of (i) real or immovable property situated in Canada, (ii) Canadian resource properties, (iii) timber resource properties, and (iv) options in respect of, or interests in, or for civil law rights in, any of the foregoing properties, whether or not any such property exists as at the date hereof;

3.1.31.1.13 At no time during the period beginning on the formation of BRELP and ending at the time of the completion of the Arrangement, will more than 50% of the fair market value of any interest in BRELP be derived directly or indirectly from one or any combination of (i) real or immovable property situated in Canada, (ii) Canadian resource properties, (iii) timber resource properties, and (iv) options in respect of, or interests in, or for civil law rights in, any of the foregoing properties, whether or not any such property exists as at the date hereof; and

3.1.31.1.14 The information set out on Section 3.1.31 of the Disclosure Letter under the heading “Section 3.1.31.1.14“ constitutes the principal historic information related to the assets of the BRPI Entities upon which the tax assumptions made or contained (whether expressly or otherwise) in any BREP projections or models provided in writing to the Fund Entities (including those provided in writing to CIBC World Markets Inc., the financial advisor to the Independent Committee of BRPT and BRP Equity) by BRPI were based, and such information is, as at the date hereof, accurate in all material respects.

3.1.32 Adjusted Net Working Capital. As at June 30, 2011, the amount of Adjusted Net Working Capital was $277 million and this amount reflects adjustments to the net working capital of the BRPI Entities as at such date that BRPI considered to be appropriate and reasonable, acting in good faith. The amount of adjusted net working capital of the BRPI Entities, calculated using the same accounting principles, methodology and adjustments as used to calculate the amount of Adjusted Net Working Capital, is, as at the date hereof, not less than $277 million.

3.1.33 Privacy Matters. Each of the BRPI Entities is conducting, and has at all times conducted, each of the Businesses in compliance in all material respects with all applicable Privacy Laws. None of the BRPI Entities has received any notice or other communication from any Person asserting any actual, alleged, possible or potential violation of, or failure to comply with, any Privacy Laws.

3.1.34 Full Disclosure. BRPI has disclosed to the Fund Entities all facts known to BRPI relating to the Businesses and the Assets which could reasonably be expected to be material to a Unitholder or a Preferred Shareholder making a decision to vote on the Arrangement.

3.2 Representations and Warranties Regarding BRPI

BRPI hereby represents and warrants to the Fund Entities and acknowledges and confirms that the Fund Entities are relying upon such representations and warranties in connection with the transactions contemplated in this Agreement:

3.2.1 Incorporation and Qualification. BRPI is a corporation duly incorporated and validly existing under the laws of Ontario and has the corporate power and authority to enter into and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party.

3.2.2 No Conflict. Subject to obtaining the Regulatory Approvals and the Consents, the execution, delivery and performance by BRPI of this Agreement and the Ancillary Agreements to which it is a party and the completion of the transactions contemplated hereby (including the Pre-Closing Reorganization) and thereby:

3.2.2.1 have been duly authorized by all necessary corporate action on the part of BRPI;

3.2.2.2 do not and will not (and would not with the giving of notice, the lapse of time or the happening of any other event or condition) constitute or result in a violation or breach of, or conflict with, or allow any other Person to exercise any rights under, any of the terms or provisions of BRPI’s constating documents or by-laws or any resolutions of BRPI’s board of directors or shareholders;

3.2.2.3 do not and will not (and would not with the giving of notice, the lapse of time or the happening of any other event or condition) constitute or result in a breach or violation of, or conflict with or allow any other Person to exercise any right under, any of the terms or provisions of any Contracts or instruments to which BRPI is a party or may be bound by or subject to (including, for greater certainty, the Bond Indenture) or pursuant to which any of the Assets or property of BRPI may be affected, except as would not, individually or in the aggregate, have or reasonably be expected to have a BRPI Material Adverse Effect; and

3.2.2.4 do not and will not result in the violation by BRPI of any Law, except as would not, individually or in the aggregate, have or reasonably be expected to have a BRPI Material Adverse Effect.

3.2.3 Execution and Binding Obligation. This Agreement has been and, as at the Effective Date, each of the Ancillary Agreements will be, duly executed and delivered by BRPI or its Affiliates, as applicable, and constitutes, or will constitute as at the Effective Date, a legal, valid and binding obligation of BRPI or its Affiliates, as applicable, enforceable against each of them in accordance with its terms subject only to any limitation under applicable Laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other Laws of general application affecting the enforcement of creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

3.2.4 Authorization. The execution and delivery of and performance by BRPI of this Agreement, the Ancillary Agreements to which it is a party and the completion of the transactions contemplated hereby (including the Pre-Closing Reorganization) and thereby have been duly authorized by all necessary action on the part of BRPI.

3.2.5 Securities Matters. BRPI is a “reporting issuer” under applicable securities Laws in each of the provinces of Canada and is not in default, in any material respect, of any applicable securities Laws in such jurisdictions. No suspension of trading in or cease trading order with respect to the BRPI Bonds or any BRPI security is pending or, to the knowledge of BRPI, threatened. The documents comprising the BRPI Public Disclosure Record did not at the respective time they were filed with securities authorities, contain any Misrepresentation. BRPI has timely filed with the securities authorities all material forms, reports, schedules, statements and other documents required to be filed by the Company with the securities authorities since December 31, 2008. BRPI has not filed any confidential material change report which, at the date hereof, remains confidential.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BREP

4.1 Representations and Warranties of BREP

BREP hereby represents and warrants as follows to the Fund Entities and acknowledges and confirms that the Fund Entities are relying on such representations and warranties in connection with the transactions contemplated in this Agreement:

4.1.1 Formation and Qualification of the Partnership and GP Co. BREP is a partnership formed under the laws of Bermuda and GP Co, in its capacity as general partner of BREP, has the power and authority to enter into and perform BREP’s obligations under this Agreement and each of the Ancillary Agreements to which BREP is a party. GP Co is a corporation formed under the laws of Ontario and has the power and authority to enter into and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party.

4.1.2 Authorization. The execution and delivery of and performance by GP Co, in its capacity as general partner of BREP, of this Agreement, the Ancillary Agreements to which it, as general partner of BREP, is a party and the completion of the transactions contemplated hereby (including the Pre-Closing Reorganization) and thereby have been duly authorized by all necessary action on the part of GP Co, in its capacity as general partner of BREP. The execution and delivery of and performance by GP Co of this Agreement, the Ancillary Agreements to which it is a party and the completion of the transactions contemplated hereby (including the Pre-Closing Reorganization) and thereby have been duly authorized by all necessary action on the part of GP Co.

4.1.3 No Conflict. Subject to obtaining the Regulatory Approvals and the Consents, the execution and delivery of and performance by BREP of this Agreement and the Ancillary Agreements to which it is a party and the completion of the transactions contemplated hereby (including the Pre-Closing Reorganization) and thereby:

4.1.3.1 do not and will not (and would not with the giving of notice, the lapse of time or the happening of any other event or condition) constitute or result in a violation or breach of, or conflict with, or allow any other Person to exercise any rights under, any of the terms or provisions of its partnership agreement or other constating documents;

4.1.3.2 do not and will not (and would not with the giving of notice, the lapse of time or the happening of any other event or condition) constitute or result in a material breach or violation of, or material conflict with or allow any other Person to exercise any material rights under, any of the terms or provisions of any Contracts or instruments to which it is a party; and

4.1.3.3 do not and will not result in the material violation of any Law by BREP.

4.1.4 Execution and Binding Obligation. This Agreement has been duly executed and, as at the Effective Date, each of the Ancillary Agreements to which BREP will be a party will be duly executed and delivered by BREP, and constitutes, or will constitute as at the Effective Date, a legal, valid and binding agreement of BREP, enforceable against it in accordance with its terms subject only to any limitation under applicable Laws relating to (i) bankruptcy, winding-up insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other similar Laws of general application affecting creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE FUND ENTITIES

5.1 Representations and Warranties of the Fund Entities

The Fund Entities hereby jointly and severally represent and warrant as follows to BRPI and BREP and acknowledge and confirm that BRPI and BREP are relying on such representations and warranties in connection with the transactions contemplated in this Agreement:

5.1.1 Formation and Qualification of the Trusts. Each of the Fund Entities is a trust formed under the laws of Québec and has the power and authority to enter into and perform its obligations under this Agreement.

5.1.2 Authorization. The execution and delivery of and performance by each of the Fund Entities of this Agreement, the Ancillary Agreements to which they are a party and the completion of the transactions contemplated thereby have been duly authorized by all necessary action on the part of each of the Fund Entities, other than the Unitholder Approval.

5.1.3 Independent Trustees. Prior to entering into this Agreement, the Trustees and the board of directors of BRP Equity each formed a special committee of trustees and directors, respectively, each of whom is independent of BRPI (the “Special Committees of the Fund” and the “Special Committee of BRP Equity” respectively). The Special Committee of the Fund engaged an independent financial advisor to perform a formal valuation in accordance with MI 61-101 and to deliver an opinion to the Special Committee of the Fund as to the fairness, from a financial point of view, to the Minority Unitholders of the transactions contemplated hereby. The financial advisor has delivered the formal valuation to the Special Committee of the Fund and has also delivered its opinion that the transactions contemplated hereby are fair, from a financial point of view, to the Minority Unitholders. The Special Committee of BRP Equity has also engaged a financial advisor to provide advisory services regarding the transactions contemplated hereby. Based on the information available to them as of the date hereof, the Special Committee of the Fund and the Special Committee of BRP Equity has recommended that the Trustees and the board of directors of BRP Equity, respectively approve this Agreement, the Ancillary Agreements and the completion of the transactions contemplated hereby and thereby.

5.1.4 No Conflict. Subject to obtaining the Regulatory Approvals and the Consents, the execution and delivery of and performance by each of the Fund Entities of this Agreement and the Ancillary Agreements to which it is a party and the completion of the transactions contemplated hereby and thereby:

5.1.4.1 do not and will not (and would not with the giving of notice, the lapse of time or the happening of any other event or condition) constitute or result in a violation or breach of, or conflict with, or allow any other Person to exercise any rights under, any of the terms or provisions of its trust indenture or other constating documents;

5.1.4.2 do not and will not (and would not with the giving of notice, the lapse of time or the happening of any other event or condition) constitute or result in a breach or violation of, or conflict with or allow any other Person to exercise any rights under, any of the terms or provisions of any Contracts or instruments to which it is a party, except as would not, individually or in the aggregate, have or reasonably be expected to have a Fund Material Adverse Effect; and

5.1.4.3 do not and will not result in the violation of any Law by it, except as would not, individually or in the aggregate, have or reasonably be expected to have a Fund Material Adverse Effect.

5.1.5 Execution and Binding Obligation. This Agreement has been duly executed and, as at the Effective Date, each of the Ancillary Agreements to which they are a party will be, duly executed and delivered by each of the Fund Entities, as applicable, and constitutes, or will constitute as at the Effective Date, a legal, valid and binding agreement of the Fund Entities, as applicable, enforceable against each of them in accordance with its terms subject only to any limitation under applicable Laws relating to (i) bankruptcy, winding-up insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other similar Laws of general application affecting creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

ARTICLE 6

COVENANTS OF THE PARTIES

6.1 Access to Books and Records

For a period as may be required by Law, and in accordance with Prudent Industry Practice regarding document retention, the Managers (as defined in the Master Services Agreement) of BREP will retain all material original Books and Records for the period prior to the Effective Date, provided that they will not be responsible or liable for or as a result of any accidental loss or destruction of or damage to any such Books and Records. So long as any material Books and Records are required to be retained pursuant to this Agreement, BRPI will have the reasonable right to inspect and to make copies (at its own expense) of them at any time upon reasonable request during normal business hours and upon reasonable notice for any proper purpose and without undue interference to the business operations of the BRPI Entities. BREP will have the right to have its representatives present during any such inspection.

6.2 Announcements

No press release or other announcement concerning the terms of this Agreement or any of the Ancillary Agreements will be made by any Party without the prior written consent of the other Parties (such consent not to be unreasonably withheld) provided, however, that any Party may, without such consent, make such disclosure if the same is required under applicable securities Laws, by any stock exchange on which any of the securities of such Party or any of its Affiliates are listed or by any securities commission or other similar regulatory authority having jurisdiction over such Party or any of its Affiliates, and if such disclosure is required, the Party making the disclosure will use its best efforts to give prior oral or written notice to the other Parties, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure.

6.3 Expenses

6.3.1 The Fund and BRPI will each pay one half of all fees payable in connection with the Regulatory Approvals. Except as otherwise expressly provided in this Agreement, each Party will pay for all other costs and expenses incurred by it in connection with this Agreement and the transactions contemplated by this Agreement. The fees and expenses referred to in this Section 6.3 are those which are incurred in connection with: (i) the negotiation, preparation, execution and performance of this Agreement, and the transactions contemplated by this Agreement (including the Pre-Closing Reorganization) and the Ancillary Agreements; (ii) the preparation of the Form 20-F (if filed prior to the Effective Date); (iii) obtaining the Bondholder Approval; (iv) obtaining the Unitholder Approval and the Preferred Shareholder Approval; and (v) the fees and expenses of legal counsel, accountants and other advisors.

6.3.2 If the Arrangement is completed, all fees and expenses incurred by BRPI in connection with the transactions contemplated hereunder, including BRPI’s share of the fees and expenses incurred in connection with obtaining the Regulatory Approvals under Section 7.4 but excluding the costs of the Preferred Share Redemption (if applicable), shall be borne by BREP.

6.4 BRP Equity Preferred Shares

If all conditions to completion of the Arrangement have been satisfied or waived except for the condition set forth in Section 8.3.4 and BRPI does not exercise its right to terminate this Agreement pursuant to Section 10.1.2 as a result of such condition not having been satisfied and complete the Arrangement then BRPI shall fund, or cause one or more of its Affiliates (other than the Fund, the Fund-Owned Entities, BREP and its Subsidiaries) to fund, the Preferred Share Redemption on terms and conditions which have been agreed to by the Parties.

6.5 Insurance and Indemnification

6.5.1 From and after the Effective Date, BRPI agrees that for the period from the Effective Date until six years after the Effective Date, BRPI will, or will cause its Affiliates to, maintain the current directors’ and officers’ insurance policies applicable to the Trustees and to the directors of BRP Equity or policies that are reasonably equivalent and, in any event, no less favourable in the aggregate to the current Trustees and directors of BRP Equity than the current policies applicable to the Trustees and the directors of BRP Equity, respectively, subject in either case to terms and conditions no less advantageous to the Trustees and the directors of BRP Equity than those contained in the policies in effect on the date hereof, for all present and former Trustees and directors of BRP Equity, covering claims arising from facts or events which occurred on or prior to the Effective Date.

6.5.2 BREP agrees that it shall honour, and as applicable shall cause BRP Equity to honour, all rights to indemnification or exculpation now existing in favour of the Trustees of BRPT and the directors of BRP Equity, and acknowledges that such rights shall survive the completion of the Plan of Arrangement and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Effective Date. To evidence such rights of indemnification or exculpation, on or prior to the Effective Date, BREP shall enter into an agreement with each Trustee and BREP shall cause BRP Equity to enter into an agreement with each director of BRP Equity, and in each case the scope of such rights to indemnification or exculpation is to be substantially the same as the existing rights to indemnification or exculpation currently held by such Trustee or director of BRP Equity, respectively.

6.5.3 The provisions of this Section 6.5 are intended for the benefit of, and shall be enforceable by, each insured or indemnified Person, his or her heirs and his or her legal representatives and, for such purpose, the Fund Entities hereby confirm that they are acting as trustees on their behalf, and agrees to enforce the provisions of this Section on their behalf. Furthermore, this Section 6.5 shall survive the termination of this Agreement as a result of the occurrence of the Effective Date for a period of six (6) years.

6.6 Update of Disclosure Letter

6.6.1 Prior to the Effective Date, BRPI may, at its sole option, update the Disclosure Letter with additional disclosures that have arisen since the date of this Agreement. In the event that BRPI chooses to exercise such option, BRPI shall provide such additional disclosures to the Fund Entities by written notice no later than seven Business Days prior to the Effective Date.

6.6.2 Upon receipt of written notice, the Fund Entities shall have until five Business Days after receipt of such notice to terminate this Agreement pursuant to Section 10.1.1.2 on the basis that the condition in Section 8.2.1 has not been satisfied by delivering written notice thereof to BRPI. In the event that the Fund Entities do not exercise such termination right, the additional disclosures delivered by BRPI shall be deemed to be part of the Disclosure Letter as delivered to Purchaser on the date of this Agreement for all purposes of this Agreement.

6.6.3 In furtherance of the foregoing, each party acknowledges that, except as set forth in this Section 6.6, the exercise, or failure to exercise, by either party of any right, power or privilege pursuant to this Section 6.6 shall not operate as a waiver of any other right, power or privilege of such party under this Agreement.

6.7 Replacement of Security.

The Fund Entities acknowledge that BRPI and its Subsidiaries (other than the BRPI Entities) (collectively with each of their shareholders, directors, officers, employees, agents and representatives, the “BRPI Indemnified Parties”) have (i) granted guarantees or indemnities in respect of the obligations of one or more of the BRPI Entities and the Subsidiaries of the Fund Entities pursuant to the agreements identified in Section 6.7 of the Disclosure Letter (the “BRPI Guarantees”), and (ii) provided letters of credit or collateral in favour of third parties on behalf or for the benefit of one or more of the BRPI Entities and the Subsidiaries of the Fund Entities pursuant to the agreements identified in Section 6.7 of the Disclosure Letter (the “BRPI Security”). Subject to the Effective Date having occurred, BREP agrees that it will, within a reasonable period of time following the Effective Date (a) make commercially reasonable efforts to deliver replacement letters of credit or collateral under the agreements pursuant to which the BRPI Security was delivered and return all BRPI Security to the relevant BRPI Indemnified Parties; and (b) deliver replacement guarantees or indemnities of BRELP and any subsidiary of BRELP as the counterparty to the relevant agreement may require, in favour and for the benefit of such counterparty, and in such form as the original guarantee or indemnity delivered by the BRPI Indemnified Party(ies). From and after the Effective Date, BREP and each of the Fund Entities hereby agrees to indemnify and save each of the BRPI Indemnified Parties harmless from and against all Damages suffered or incurred by, imposed upon or asserted against any of them as a result of, in respect of, connected with, or arising out of, under or pursuant to any of the BRPI Guarantees or the BRPI Security. To the extent BRPI and/or any of its Subsidiaries provided a BRPI Guarantee and/or a BRPI Security, BRPI and/or the relevant Subsidiary agrees that until such BRPI Guarantee or BRPI Security is replaced as contemplated by this Section 6.7, BRPI and/or such Subsidiary will maintain in full force and effect, unamended, such BRPI Guarantee and/or BRPI Security and shall, subject to the rights of the Fund Entities in this Agreement, use commercially reasonable efforts to do, make, execute, deliver or cause to be done, made, executed or delivered, all such further acts, documents and things as BREP or the beneficiaries of the BRPI Guarantees or the holders of the BRPI Security may reasonably require from time to time for the purpose of giving effect to such BRPI Guarantees or BRPI Security. The Parties agree that the provisions of Sections 12.6, 12.7 and 12.8, will apply to any indemnity claim made by BRPI pursuant to this Section 6.7.

ARTICLE 7

PRE-CLOSING COVENANTS OF THE PARTIES

7.1 Covenants of BRPI Regarding Conduct of Businesses Prior to Closing

7.1.1 Subject to Section 7.7, during the Interim Period, except as set forth in Section 7.1 of the Disclosure Letter or otherwise provided for in, or contemplated by, this Agreement, including pursuant to the Pre-Closing Reorganization, or unless the Fund Entities shall otherwise agree in writing in accordance with Section 13.4, BRPI will, and will cause each of the BRPI Entities to, conduct the Business in the Ordinary Course.

7.1.2 Subject to Section 7.7, without limiting the generality of Section 7.1.1, BRPI will, and will cause each of the BRPI Entities to, during the Interim Period:

7.1.2.1 preserve intact the current business organization of the BRPI Entities, and maintain good relations with, and the goodwill of, all material suppliers, customers, landlords, creditors and all other Persons having material business relationships with the BRPI Entities;

7.1.2.2 pay and discharge all liabilities of each of the BRPI Entities, in the Ordinary Course, except those being contested in good faith;

7.1.2.3 not cause or permit to exist a breach of any representations and warranties of BRPI contained in this Agreement and use commercially reasonable efforts to ensure that on the Effective Date such representations and warranties will be true, correct and complete as if they were made on and as of such date;

7.1.2.4 continue to maintain in full force and effect all policies of insurance or renewals thereof now in effect, and give all notices and present all claims under all policies of insurance in a due and timely fashion;

7.1.2.5 ensure that maintenance operations continue in accordance with any existing maintenance schedule and, in any event, in accordance with Prudent Industry Practice;

7.1.2.6 periodically and otherwise on request report to the Fund Entities concerning the state of the Businesses;

7.1.2.7 not amend, terminate or cancel or cause to amend, terminate or cancel the articles, partnership agreements or other constating documents of the BRPI Entities or the terms of any of the BRPI Entities’ outstanding securities, including any outstanding indebtedness and Financing Liens, to the extent prejudicial to (i) the transactions contemplated by this Agreement (including the Pre-Closing Reorganization) and/or the Ancillary Agreements, or (ii) the BRPI Entities in any material respect;

7.1.2.8 not authorize, recommend or propose to terminate, transfer, amend, modify or change (or authorize, recommend or propose to do so) in any material respect any Material Contract or waive, release or grant any right thereunder, except where doing so would not, individually or in the aggregate, have or reasonably be expected to have a BRPI Material Adverse Effect; and

7.1.2.9 not declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of the securities of such BRPI Entity other than (i) distributions made to other BRPI Entities or (ii) any distribution made by a non-wholly owned BRPI Entity consistent with past practice as regards to declaration, record and payment dates.

7.2 Covenants of the Fund Entities Regarding Conduct of Business Prior to Closing

7.2.1 During the Interim Period, except as set forth in Section 7.2 of the Disclosure Letter or otherwise provided for in, or contemplated by, this Agreement, including pursuant to the Pre-Closing Reorganization, or unless BRPI shall otherwise agree in writing in accordance with Section 13.4, the Fund Entities will, and will cause each of their Subsidiaries to, conduct their business in the Ordinary Course.

7.2.2 Without limiting the generality of Section 7.2.1, the Fund Entities will, and will cause each of their Subsidiaries to, during the Interim Period:

7.2.2.1 preserve intact their respective current business organizations, and maintain good relations with, and the goodwill of, all material suppliers, customers, landlords, creditors and all other Persons having material business relationships with any of them;

7.2.2.2 pay and discharge all their respective liabilities in the Ordinary Course, except those being contested in good faith;

7.2.2.3 not cause or permit to exist a breach of any representations and warranties of the Fund Entities contained in this Agreement and use commercially reasonable efforts to ensure that on the Effective Date such representations and warranties will be true, correct and complete as if they were made on and as of such date;

7.2.2.4 not issue, deliver or sell, or authorize the issuance, delivery or sale of any Fund Units or BRP Equity Preferred Shares or other securities of the Fund Entities or any of its Subsidiaries;

7.2.2.5 not redeem, purchase or offer to purchase (i) any Fund Units or BRP Equity Preferred Shares, or (ii) except for the redemption of BRPT notes in the Ordinary Course, other securities of the Fund Entities or any shares or other securities of their Subsidiaries;

7.2.2.6 not declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any Fund Units or BRP Equity Preferred Shares other than as is consistent as regards to amount per Fund Unit or BRP Equity Preferred Share, as the case may be, with the Fund’s and BRP Equity’s current dividend policies and consistent with past practice as regards to declaration, record and payment dates;

7.2.2.7 not amend, terminate or cancel or cause to amend, terminate or cancel the articles, partnership agreements or other constating documents of the Fund Entities and their Subsidiaries or the terms of any of such entities’ outstanding securities, including any outstanding indebtedness and financing liens, to the extent prejudicial to (i) the transactions contemplated by this Agreement (including the Pre-Closing Reorganization) and the Ancillary Agreements, or (ii) the Fund Entities or their Subsidiaries in any material respect; and

7.2.2.8 not authorize, recommend or propose to terminate, transfer, amend, modify or change (or authorize, recommend or propose to do so) in any material respect any material Contract or waive, release or grant any right thereunder, except where doing so would not, individually or in the aggregate, have or reasonably be expected to have a Fund Material Adverse Effect.

7.3 Actions to Satisfy Closing Conditions

7.3.1.1 BRPI will take all such actions as are within its power to control so as to ensure compliance with all of the conditions set forth in Sections 8.1 and 8.2.

7.3.1.2 The Fund Entities will take all such actions as are within their power to control so as to ensure compliance with all of the conditions set forth in Sections 8.1 and 8.3.

7.4 Filings and Authorizations

Each of the Parties, as promptly as practicable after the execution of this Agreement, will (i) make, or cause to be made, all such filings and submissions under all Laws applicable to it, as may be required for it to complete the transactions contemplated by the Pre-Closing Reorganization and/or this Agreement and each of the Ancillary Agreements, (ii) use its commercially reasonable efforts to obtain, or cause to be obtained, all Regulatory Approvals to be obtained by it in order to complete such transactions, and (iii) use all reasonable efforts to complete the Pre-Closing Reorganization and to take, or cause to be taken, all other actions necessary, proper or advisable in order for it to fulfil its obligations under this Agreement and each of the Ancillary Agreements. The Parties will coordinate and cooperate with each other in exchanging such information and supplying such assistance as may be reasonably requested by each in connection with the foregoing including, without limitation, making available to each other all notices and information supplied to or filed with any Governmental Authority (except for notices and information which a Party, acting reasonably, considers confidential and sensitive which may be filed on a confidential basis), and all notices and correspondence received from any Governmental Authority.

7.5 Pre-Closing Reorganization

The Fund Entities acknowledge and agree that, following the execution of this Agreement and prior to the Effective Date, BRPI will complete, or cause the completion of, a series of transactions (the “Pre-Closing Reorganization”) as set out in Section 7.5 of the Disclosure Letter. Correct and complete copies of all documents pertaining to the Pre-Closing Reorganization to which any of the BRPI Entities is a party will be provided to the Fund Entities no later than 10 Business Days prior to the Effective Date. The Parties agree that they will cooperate to make refinements to the Pre-Closing Reorganization as may be considered necessary or desirable if doing so would facilitate the completion of the transactions contemplated by this Agreement provided that neither the Fund Entities, BREP nor BRPI is adversely affected thereby as mutually determined by the Fund Entities, BREP and BRPI, all acting reasonably.

7.6 Notice of Untrue Representation or Warranty

Each Party will promptly notify the other Parties upon (i) any representation or warranty made by it contained in this Agreement becoming untrue, incorrect or misleading during the Interim Period (and for the purposes of this Section 7.6 each representation and warranty will be deemed to be given at and as of all times during the Interim Period), and (ii) becoming aware that any representation or warranty made by it contained in any of the Ancillary Agreements will not be true and correct as at the Effective Date. Any such notification will set out particulars of the untrue, incorrect or misleading representation or warranty and details of any actions being taken by the applicable Party to rectify that state of affairs.

7.7 Access for Due Diligence

Subject to applicable Law, during the Interim Period, BRPI will: (a) upon reasonable notice, permit the Fund Entities and their employees, agents, counsel, accountants or other representatives, to have reasonable access during normal business hours to (i) the premises of BRPI and each of the BRPI Entities, (ii) the Assets, including all Books and Records whether retained by BRPI or otherwise, (iii) all Authorizations and Contracts, and (iv) the senior personnel of BRPI, so long as the access does not unduly interfere with the ordinary conduct of each of the Businesses; and (b) upon request from the Fund Entities, on their own behalf or on behalf of their lenders and insurers, use reasonable commercial efforts to assist the Fund Entities in obtaining access to all information with respect to each of the Businesses, the Assets and the BRPI Entities, that is deemed relevant by the Fund Entities, acting reasonably, to the transactions contemplated hereby.

7.8 Fund Entities

The Parties acknowledge that BRPI, through its Subsidiaries, is the administrator of the Fund, the manager of BRPT, and the manager, administrator and/or operator of the assets of the Fund. Accordingly, notwithstanding any provision contained in this Agreement, where either of the Fund Entities are required to take, or cause to be taken any actions to comply with the covenants, agreements and obligations in this Agreement applicable to the Fund Entities and their Subsidiaries, BRPI, through its Subsidiaries, shall take such actions and do such things on behalf of the Fund Entities and their Subsidiaries at the direction of the applicable Special Committee.

ARTICLE 8

CONDITIONS OF CLOSING

8.1 Mutual Conditions Precedent

The obligations of the Parties to complete the transactions contemplated by this Agreement are subject to the fulfillment of each of the following conditions precedent on or before the Effective Time, each of which may only be waived with the mutual consent of the Parties:

8.1.1 Interim Order and Final Order. The Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement, and shall not have been set aside or modified in a manner unacceptable to the Parties, acting reasonably, on appeal or otherwise.

8.1.2 Consents and Regulatory Approvals. The Consents and Regulatory Approvals shall have been obtained, in form and substance satisfactory to the Fund Entities and BRPI, each acting reasonably.

8.1.3 No Legal Action. No action or proceeding will be pending or threatened or order made by any Person (other than the Party or any Affiliate thereof) in any jurisdiction, to enjoin, restrict or prohibit the completion of the Arrangement, the other transactions contemplated by this Agreement or the right of the Fund Entities, BREP, BRELP or any of the other BRPI Entities to conduct their Businesses after the Effective Time on substantially the same basis as such parties conducted their Businesses prior to the Effective Time.

8.1.4 TSX Listing. The TSX shall have approved the listing of the BREP LP Units, subject only to the satisfaction of customary listing conditions of the TSX. If Preferred Shareholder Approval is obtained, the TSX shall have confirmed the continued listing of the BRP Equity Preferred Shares subject only to customary listing conditions.

8.1.5 Ancillary Agreements. Each of the Ancillary Agreements will have been executed and delivered by the parties thereto.

8.1.6 Pre-Closing Reorganization. The Pre-Closing Reorganization shall have been completed, all on terms and conditions and in form and substance satisfactory to each of the Parties, acting reasonably.

8.1.7 Termination of Agreements. Each of the agreements set out in Section 8.1.7 of the Disclosure Letter shall have been terminated.

8.1.8 BRPI Bonds—Ratings. If Bondholder Approval is obtained, the Finco Bonds shall have received a provisional rating of “BBB(High)” with a stable outlook or higher by DBRS Limited and a preliminary rating of “BBB” or higher by Standard & Poor’s Ratings Services.

8.1.9 BRP Equity Preferred Shares—Ratings. If Preferred Shareholder Approval is obtained, the BRP Equity Preferred Shares shall have received a provisional rating of “Pfd-3 (high)” or higher by DBRS Limited and a preliminary rating of “P-3 (high)” or higher by Standard & Poor’s Ratings Services.

8.2 Conditions for the Benefit of the Fund Entities

The obligations of the Fund Entities to complete the transactions contemplated by this Agreement are subject to the fulfillment of each of the following conditions precedent on or before the Effective Time, which conditions are for the exclusive benefit of the Fund Entities and may only be waived by the Fund Entities (acting jointly):

8.2.1 Truth of Representations and Warranties. The representations and warranties of BRPI and BREP contained in this Agreement shall be true and correct in all respects, without regard to any materiality or BRPI Material Adverse Effect qualifications contained in them as of the Effective Time, as though made on and as of the Effective Time (except for such representations and warranties that are made as of a specified date in which case they will be true and correct in all respects as of the specified date), except where the failure of such representations and warranties to be so true and correct in all respects, individually and in the aggregate, has not had a BRPI Material Adverse Effect, provided that the representations and warranties of BRPI set out in Sections 3.1.4 and 3.1.32 shall be true and correct in all material respects, and BRPI and BREP will each have executed and delivered in favour of the Fund Entities a certificate of a senior officer to that effect.

8.2.2 Performance of Covenants. Each of BRPI and BREP will have fulfilled or complied in all material respects with all covenants contained in this Agreement to be fulfilled or complied with by it at or prior to the Effective Time, including the covenants in Section 9.1, and BRPI and BREP will each have executed and delivered a certificate of a senior officer to that effect in favour of the Fund Entities.

8.2.3 No BRPI Material Adverse Effect. Between the date hereof and the Effective Date, there will not have occurred a BRPI Material Adverse Effect.

8.2.4 Opinion of Counsel. The Fund Entities shall have received opinions of counsel to BRPI in form and substance satisfactory to the Fund Entities, acting reasonably, with respect to such matters that are customarily provided in transactions such as the transactions contemplated by this Agreement. In rendering such opinion, counsel to BRPI shall be entitled to rely, as to matters of fact, on certificates of senior officers of BRPI or the BRPI Entities and shall be entitled to qualify, by reference to knowledge after appropriate inquiries and investigations, those portions of the opinion which it is reasonable and customary to so qualify.

8.3 Conditions for the Benefit of BRPI

The obligations of BRPI to complete the transactions contemplated by this Agreement are subject to the fulfillment of each of the following conditions, which conditions are for the exclusive benefit of BRPI and may only be waived by BRPI:

8.3.1 Truth of Representations and Warranties. The representations and warranties of the Fund Entities contained in this Agreement shall be true and correct in all respects, without regard to any materiality or Fund Material Adverse Effect qualifications contained in them as of the Effective Time, as though made on and as of the Effective Time (except for such representations and warranties that are made as of a specified date in which case they will be true and correct in all respects as of the specified date), except where the failure of such representations and warranties to be so true and correct in all respects, individually and in the aggregate, has not had a Fund Material Adverse Effect, and the Fund Entities will each have executed and delivered in favour of BRPI a certificate of a senior officer to that effect.

8.3.2 Performance of Covenants. Each of the Fund Entities will have fulfilled or complied in all material respects with all covenants contained in this Agreement to be fulfilled or complied with by it at or prior to the Effective Time, including the covenants in Section 9.2, and each of the Fund Entities will have executed and delivered a certificate of a senior officer to that effect in favour of BRPI.

8.3.3 Bondholder Approval. Bondholder Approval shall have been obtained, on terms and conditions satisfactory to BRPI, acting reasonably.

8.3.4 Preferred Shareholder Approval. Preferred Shareholder Approval shall have been obtained, on terms and conditions satisfactory to BRPI, acting reasonably.

8.3.5 No Fund Material Adverse Effect. Between the date hereof and the Effective Time, there will not have occurred a Fund Material Adverse Effect.

8.3.6 Absence of Certain Events. Between the date hereof and the receipt of Unitholder Approval, there will not have developed, occurred or come into effect or existence any event, action, state, condition or occurrence of national or international consequence, or other occurrence of any nature whatsoever, or any adoption, proposed implementation or change in applicable Law or any interpretation thereof by any Governmental Authority which, in BRPI’s reasonable opinion, seriously and adversely affects, or would be expected to seriously and adversely affect, the national or international financial markets in general or the business, operations or affairs of BRPI and its Subsidiaries, taken as a whole.

8.4 Satisfaction of Conditions

The conditions precedent set out in Section 8.1, Section 8.2 and Section 8.3 shall be conclusively deemed to have been satisfied, waived or released when the certificate of arrangement is issued by the Director following filing of the Articles of Arrangement with the consent of the Parties in accordance with the terms of this Agreement.

ARTICLE 9

CLOSING DELIVERIES

9.1 Deliveries by BRPI

BRPI will deliver or cause to be delivered to the Fund Entities at the Effective Time the following in form and substance satisfactory to the Fund Entities, acting reasonably:

9.1.1 evidence that all Regulatory Approvals have been obtained;

9.1.2 evidence that the Consents have been obtained on terms that are satisfactory to the Fund Entities, acting reasonably;

9.1.3 the certificates referred to in Sections 8.2.1 and 8.2.2; and

9.1.4 copies or originals of such other documents, instruments, agreements, certificates necessary or advisable to complete the transactions contemplated by this Agreement, as the Fund Entities shall reasonably request.

9.2 Deliveries by the Fund Entities

The Fund Entities will deliver or cause to be delivered to BRPI at the Effective Time the following in form and substance satisfactory to BRPI, acting reasonably:

9.2.1 the certificates referred to in Sections 8.3.1 and 8.3.2; and

9.2.2 copies or originals of such other documents, instruments, agreements, certificates necessary or advisable to complete the transactions contemplated by this Agreement, as BRPI shall reasonably request.

ARTICLE 10

TERMINATION

10.1 Termination Rights

This Agreement may be terminated:

10.1.1 by notice in writing given prior to the Effective Time:

10.1.1.1 by mutual consent of the Parties;

10.1.1.2 by the Fund Entities (acting jointly) if any of the conditions in Section 8.1 or Section 8.2 have not been satisfied at or prior to the Effective Time and the Fund Entities (acting jointly) have not waived such condition at or prior to the Effective Time, unless such condition has not been satisfied because there has been a material breach of this Agreement by either of the Fund Entities;

10.1.1.3 by BRPI if any of the conditions in Section 8.1 or Section 8.3 (other than the condition set forth in Section 8.3.6) have not been satisfied at or prior to the Effective Time and BRPI has not waived such condition at or prior to the Effective Time, unless such condition has not been satisfied because there has been a material breach of this Agreement by BRPI;

10.1.1.4 by the Fund Entities (acting jointly) if the Effective Time has not occurred on or before the Outside Date, unless the Effective Time has not occurred by such date because there has been a material breach of this Agreement by the Fund Entities;

10.1.1.5 by BRPI if the Effective Time has not occurred on or before the Outside Date, unless the Effective Time has not occurred by such date because there has been a material breach of this Agreement by BRPI; or

10.1.2 by BRPI by notice in writing given to the other prior to receipt of Unitholder Approval if the condition in Section 8.3.6 has not been satisfied, unless such condition has not been satisfied because there has been a material breach of this Agreement by BRPI.

10.2 Effect of Termination

10.2.1 Each Party’s right of termination under this Article is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. Nothing in this Article limits or affects any other rights or causes of action any Party may have with respect to the representations, warranties and covenants and indemnities in its favour contained in this Agreement. If a Party waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of its rights of termination in the event of non-fulfillment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part.

10.2.2 If this Agreement is terminated pursuant to Section 10.1, all obligations of the Parties under this Agreement will terminate, except that:

10.2.2.1 if this Agreement is terminated by a Party because of a breach of this Agreement by the other Party or because a condition for the benefit of the terminating Party has not been satisfied because the other Party has failed to perform any of its obligations or covenants under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired; and

10.2.2.2 each Party’s obligations under Sections 6.2 and 6.3 will survive.

ARTICLE 11

CLOSING

11.1 Date, Time and Place of Closing

The completion of the transactions contemplated by this Agreement will take place at the offices of Torys LLP at 79 Wellington Street West, Suite 3000, Toronto, Ontario at 8:30 a.m. (Toronto time) on the Effective Date.

11.2 Delivery of Books and Records

Upon the written request of the Fund Entities, BRPI will promptly deliver, or cause to be delivered, to or as directed by the Fund Entities all of the Books and Records of and relating to the BRPI Entities, the Assets and the Business, including the Corporate Records, that are in the possession of BRPI.

ARTICLE 12

INDEMNIFICATION

12.1 Survival

12.1.1 The representations and warranties of BRPI contained in this Agreement and the certificates to be delivered pursuant to Section 9.1.3 will survive the completion of the Arrangement and continue in full force and effect for a period of three years from the date hereof, except that:

12.1.1.1 the BRPI Fundamental Representations, the BRPI Surviving Representations and the corresponding representations and warranties set out in the certificate to be delivered pursuant to Section 8.1.1 will survive the completion of the Arrangement and continue in full force and effect without limitation of time;

12.1.1.2 the representations and warranties set out in Section 3.1.31 (and the corresponding representations and warranties set out in the certificate to be delivered pursuant to Section 8.2.1) will survive and continue in full force and effect until six (6) months after the expiration of the period (the “tax assessment period”) during which a tax assessment may be issued by a Governmental Entity in respect of any taxation year to which such representations and warranties extend. The tax assessment period will be determined without regard to any consent, waiver, agreement or other document, made or filed after the Effective Date that extends the period during which a Governmental Entity may issue a tax assessment. A tax assessment includes any assessment, reassessment or other form of recognized document assessing liability for Taxes under applicable Law; and

12.1.1.3 any representation and warranty involving fraud or fraudulent misrepresentation by BRPI will survive and continue in full force and effect without limitation of time.

12.1.2 The representations and warranties of BREP contained in this Agreement will survive the completion of the Arrangement and continue in full force and effect for a period of three years from the date hereof, except that:

12.1.2.1 the representations and warranties set out in Section 4.1.1 and the corresponding representations and warranties set out in the certificates to be delivered pursuant to Section 8.2.1 will survive the completion of the Arrangement and continue in full force and effect without limitation of time; and

12.1.2.2 any representation and warranty involving fraud or fraudulent misrepresentation by BREP will survive and continue in full force and effect without limitation of time.

12.1.3 The representations and warranties of the Fund Entities contained in this Agreement and the certificates to be delivered pursuant to Section 9.2.1 will survive the completion of the Arrangement and continue in full force and effect for a period of three years from the date hereof, except that:

12.1.3.1 the representations and warranties set out in Section 5.1.1, and the corresponding representations and warranties set out in the certificates to be delivered pursuant to Section 8.3.1 will survive the completion of the Arrangement and continue in full force and effect without limitation of time; and

12.1.3.2 any representation and warranty involving fraud or fraudulent misrepresentation by the Fund Entities will survive and continue in full force and effect without limitation of time.

12.1.4 No Party has any obligation or liability with respect to any representation or warranty made by such Party in this Agreement or the certificates to be delivered pursuant to Sections 9.1.3 and 9.2.1, as the case may be, after the end of the applicable time period specified in Sections 12.1.1, 12.1.2 or 12.1.3, as the case may be, except for claims relating to the representations and warranties that the Party has been notified of prior to the end of the applicable time period.

12.1.5 Where a Party has a right to make a claim for breach of representation or warranty under this Agreement, the right to enforce that claim in court proceedings remains subject to applicable limitation periods mandatorily imposed by Law.

12.2 No Effect of Knowledge

The right to indemnification or other remedy of any Party based on the representations, warranties, covenants and obligations contained in this Agreement and the certificates to be delivered pursuant to Sections 9.1.3 and 9.2.1, exists notwithstanding the completion of the Arrangement and notwithstanding any investigation or knowledge acquired prior to the Effective Time.

12.3 Indemnification in Favour of BREP and the Fund Entities

12.3.1 Subject to Section 12.5, BRPI indemnifies and saves BREP and the Fund Entities and each of their respective trustees or directors (as applicable), officers, employees, agents and representatives, as the case may be (excluding, for greater certainty, the unitholders of the Fund or BREP), harmless of and from, and will pay for, any Damages suffered by, imposed upon or asserted against any of them as a result of, in respect of, connected with, or arising out of, under or pursuant to:

12.3.1.1 any breach or inaccuracy of any representation or warranty given by BRPI pursuant to this Agreement or the corresponding representations and warranties set out in the certificate to be delivered pursuant to Section 8.2.1, as the case may be, for which a notice of claim under Section 12.6 has been provided to BRPI within the applicable period specified in Section 12.1.1 (which, except for Sections 3.1.8, 3.1.22, 3.1.31.1.14 and 3.1.34, shall be determined (including any defined terms used in any such representation or warranty) without regard to any qualifications as to “material”, “materiality”, “material respects” or “BRPI Material Adverse Effect” or any derivative proposition therein); and

12.3.1.2 any failure of BRPI to perform or fulfill any of its covenants or obligations under this Agreement.

12.4 Indemnification in Favour of BRPI

12.4.1 Subject to Section 12.5, the Fund Entities, and on and after the Effective Date, BREP, will jointly and severally indemnify and save BRPI and its shareholders (excluding, for greater certainty, the shareholders of Brookfield Asset Management Inc.), directors, officers, employees, agents and representatives harmless of and from and will pay for any Damages suffered by, imposed upon or asserted against any of them as a result of, in respect of, connected with, or arising out of, under or pursuant to:

12.4.1.1 any breach or inaccuracy of any representation or warranty given by the Fund Entities contained in this Agreement or the certificate to be delivered pursuant to Section 8.3.1, for which a notice of claim under Section 12.6 has been provided to any of the Fund Entities, or after the Effective Date, BREP, within the applicable period specified in Section 12.1.3; and

12.4.1.2 any failure of any of the Fund Entities, and on and after the Effective Date, BREP, to perform or fulfill any of their respective covenants or obligations under this Agreement.

12.5 Limitations on Amount of Damages

12.5.1 Any claims for indemnification made by an Indemnified Person pursuant to Sections 12.3.1 and 12.4.1, other than any claim for indemnification in respect of any breach of or inaccuracy of any $2,000,000 De Minimis Representation, will be paid only if individual Damages or a series of related Damages exceed $1,000,000 (the “Individual Threshold”). Any claims for indemnification made by an Indemnified Person pursuant to Section 12.3.1 in respect of any breach of or any inaccuracy of a $2,000,000 De Minimis Representation will be paid if individual Damages or a series of related Damages exceed $2,000,000 (the “$2,000,000 Threshold”). For greater certainty, if the Individual Threshold or $2,000,000 Threshold (as applicable) is exceeded, subject to Section 12.5.2, an Indemnified Person shall be entitled to be indemnified for the aggregate amount of all related Damages (starting with the first dollar).

12.5.2 An Indemnified Person shall not be indemnified until the aggregate amount of such Damages by such Indemnified Person exceeds $120,000,000, at which point the Indemnified Person shall be entitled to recover only the aggregate amount of all such Damages in excess of the Deductible, up to a maximum amount, in the aggregate, equal to the Cap Amount.

12.5.3 Notwithstanding Section 12.5.1 and Section 12.5.2, none of the Individual Threshold, the $2,000,000 Threshold, the Deductible and/or the Cap Amount shall apply:

12.5.3.1 to any claim for indemnification pursuant to Section 12.3.1.1 in respect of any breach of or inaccuracy or misrepresentation in any BPRI Fundamental Representation; or

12.5.3.2 in respect of any breach of or inaccuracy or misrepresentation in any representation or warranty involving fraud or fraudulent misrepresentation; or

12.5.3.3 to any claim for indemnification pursuant to Section 12.4.1.1 in respect of any breach of or inaccuracy or misrepresentation in any representation or warranty contained in Section 5.1.1.

12.5.4 Notwithstanding any other provision hereof, no claim for Damages may be reduced or avoided on the basis that the relevant Indemnified Person failed to provide notice of a Third Party Claim if the failure to give such notice was caused by the failure of BRPI with knowledge of such claim giving such notice on behalf of the relevant Indemnified Person.

12.6 Notification

12.6.1 If a Third Party Claim is instituted or asserted against an Indemnified Person, the Indemnified Person will promptly notify the Indemnifying Party in writing of the Third Party Claim.

12.6.2 If an Indemnified Person becomes aware of a Direct Claim, the Indemnified Person will promptly notify the Indemnifying Party in writing of the Direct Claim.

12.6.3 Notice to an Indemnifying Party under this Section 12.6 of a Direct Claim or Third Party Claim is assertion of a claim for indemnification against the Indemnifying Party under this Agreement. Upon receipt of such notice, the provisions of Section 12.7 will apply to any Direct Claim and the provisions of Section 12.8 will apply to any Third Party Claim.

12.6.4 The omission to notify the Indemnifying Party will not relieve the Indemnifying Party from any obligation to indemnify the Indemnified Person, unless the notification occurs after the expiration of the specified period set out in Section 12.1 or (and only to that extent that) the omission to notify materially prejudices the ability of the Indemnifying Party to exercise its right to defend provided in Sections 12.7 and 12.8.

12.7 Procedure for Direct Claims

With respect to any Direct Claim, following receipt of notice from the Indemnified Person of the Direct Claim, the Indemnifying Party will have thirty (30) days to make such investigation of the Direct Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Person will make available to the Indemnifying Party the information relied upon by the Indemnified Person to substantiate the Direct Claim, together with all such other information as the Indemnifying Party may reasonably request. If both Parties agree at or prior to the expiration of such thirty (30) day period (or any mutually agreed upon extension thereof) to the validity and amount of such Direct Claim, the Indemnifying Party will immediately pay to the Indemnified Person the full agreed upon amount of the Direct Claim, failing which the matter may be referred to binding arbitration in such manner as the parties may agree or to a court of competent jurisdiction.

12.8 Procedure for Third Party Claims

12.8.1 Upon receiving notice of a Third Party Claim, the Indemnifying Party may, at its expense, participate in the investigation and defence of the Third Party Claim, subject to the terms of this Section 12.8. The Indemnifying Party may also assume the investigation and defence of the Third Party Claim, subject to the terms of this Section 12.8.

12.8.2 In order to assume the investigation and defence of a Third Party Claim, the Indemnifying Party must give the Indemnified Person written notice of its election to do so within 10 Business Days of the Indemnifying Party’s receipt of notice of the Third Party Claim.

12.8.3 The Indemnifying Party may not assume the investigation and defence of a Third Party Claim if:

12.8.3.1 the Indemnifying Party is also a party to the Third Party Claim and the Indemnified Person determines acting reasonably and in good faith that joint representation would be inappropriate; or

12.8.3.2 the Indemnifying Party fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend the Third Party Claim and provide indemnification with respect to the Third Party Claim.

12.8.4 If the Indemnifying Party assumes the investigation and defence of a Third Party Claim:

12.8.4.1 the Indemnifying Party will pay for all costs and expenses of the investigation and defence of the Third Party Claim except that the Indemnifying Party will not, so long as it diligently conducts such defence, be liable to the Indemnified Person for any fees of other counsel or any other expenses with respect to the defence of the Third Party Claim incurred by the Indemnified Person after the date the Indemnifying Party validly exercised its right to assume the investigation and defence of the Third Party Claim;

12.8.4.2 the Indemnifying Party will reimburse the Indemnified Person for all reasonable costs and expenses incurred by the Indemnified Person in connection with the investigation and defence of the Third Party Claim prior to the date the Indemnifying Party validly exercised its right to assume the investigation and defence of the Third Party Claim;

12.8.4.3 the Indemnified Person will not contact or communicate with the Person making the Third Party Claim without the prior written consent of the Indemnifying Party, unless required by applicable Law; and

12.8.4.4 legal counsel chosen by the Indemnifying Party to defend the Third Party Claim must be satisfactory to the Indemnified Person, acting reasonably.

12.8.5 If the Indemnifying Party (i) is not entitled to assume the investigation and defence of a Third Party Claim under Section 12.8.3, (ii) does not elect to assume the investigation and defence of a Third Party Claim, or (iii) assumes the investigation and defence of a Third Party Claim but fails to diligently pursue such investigation and defence, the Indemnified Person has the right (but not the obligation) to undertake the investigation and defence of the Third Party Claim. In the case where the Indemnifying Party fails to diligently pursue the investigation and defence of the Third Party Claim, the Indemnified Person may not assume the investigation and defence of the Third Party Claim unless the Indemnified Person gives the Indemnifying Party written demand to diligently pursue the investigation and defence and the Indemnifying Party fails to do so within 10 Business Days after receipt of the demand, or such shorter period as may be required to respond to any deadline imposed by a court, arbitrator or other tribunal.

12.8.6 If the Indemnified Person undertakes the investigation and defense of a Third Party Claim pursuant to Section 12.8.5, the Indemnifying Party will not be bound by any compromise or settlement of the Third Party Claim effected without its prior consent (which consent may not be unreasonably withheld or delayed).

12.8.7 The Indemnifying Party will not be permitted to compromise and settle or to cause a compromise and settlement of a Third Party Claim without the prior written consent of the Indemnified Person, which consent may not be unreasonably withheld or delayed unless:

12.8.7.1 the terms of the compromise and settlement require only the payment of money for which the Indemnified Person is entitled to full indemnification under this Agreement; and

12.8.7.2 the Indemnified Person is not required to admit any wrongdoing, take or refrain from taking any action, acknowledge any rights of the Person making the Third Party Claim or waive any rights that the Indemnified Person may have against the Person making the Third Party Claim.

12.8.8 The Indemnified Person and the Indemnifying Party agree to keep the other fully informed of the status of any Third Party Claim and any related proceedings and to use their reasonable efforts to minimize Damages with respect to any Third Party Claim. If the Indemnifying Party assumes the investigation and defence of a Third Party Claim, the Indemnified Person will use its reasonable efforts to make available to the Indemnifying Party, on a timely basis, those employees whose assistance, testimony or presence is necessary or desirable to assist the Indemnifying Party in investigating and defending the Third Party Claim. The Indemnified Person will, at the request and expense of the Indemnifying Party, make available to the Indemnifying Party, or its representatives, on a timely basis all documents, records and other materials in the possession, control or power of the Indemnified Person, reasonably required by the Indemnifying Party for its use in defending any Third Party Claim which it has elected to assume the investigation and defence of. The Indemnified Person will reasonably cooperate on a timely basis with the Indemnifying Party in the defence of any Third Party Claim.

12.9 Exclusion of Other Remedies

Except as provided in this Section, the indemnities provided in Sections 12.3 and 12.4 will constitute the only remedy of the Fund Entities or BRPI, respectively, against the other Party in the event of any breach of a representation, warranty, covenant or agreement of such Party contained in this Agreement.

12.10 No Consequential Damages

Notwithstanding anything to the contrary in this Agreement, no Indemnified Person shall be entitled to recover from another Party (including an Indemnitor), for any Damages, any amount in excess of the actual compensatory damages, court costs and reasonable lawyers’ and other advisor fees suffered by such Indemnified Person. The Parties waive any right to recover punitive, incidental, indirect, special, exemplary and consequential damages, and economic loss and damages in respect of loss of opportunity arising in connection with or respect to this Agreement. The provisions of this Section 12.10 shall not apply to indemnification for a Third Party Claim.

ARTICLE 13

MISCELLANEOUS

13.1 Notices

Any notice or other communication (each a “Notice”) required or permitted to be given hereunder will be in writing and will be given by prepaid first-class mail, by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided. Any such notice or other communication, if mailed by prepaid first-class mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, will be deemed to have been received on the fourth Business Day after the post-marked date thereof, or if sent by facsimile or other means of electronic communication, will be deemed to have been received on the Business Day following the sending, or if delivered by hand will be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address will also be governed by this Section 13.1. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications will be delivered by hand or sent by facsimile or other means of electronic communication and will be deemed to have been received in accordance with this Section 13.1. Sending a copy of a Notice to a Party’s legal counsel as contemplated below is for information purposes only and does not constitute delivery of the Notice to that Party. The failure to send a copy of a Notice to legal counsel does not invalidate delivery of that Notice to a Party. Notices and other communications will be addressed as follows:

(a)	to the Fund Entities and BREP at:

c/o Brookfield Renewable Power Trust

480 de la Cite Blvd.

Gatineau, Québec J8T 8R3

Attention: General Counsel

Facsimile: (819) 561-7188

with a copy (that does not constitute Notice) to:

Heenan Blaikie LLP

Bay Adelaide Centre, Suite 2900

333 Bay Street

South Tower, Royal Bank Plaza

Toronto, Ontario M5H 2T4

Attention: Neil Wiener / Allen Garson

Facsimile: (416) 360-8425

(b)	to BRPI at:

c/o Brookfield Renewable Power Inc.

1700-180 Kent Street

Ottawa, Ontario K1P 0B6

Attention: General Counsel

Facsimile: (819) 561-7188

with a copy (that does not constitute Notice) to:

Torys LLP

Suite 3000, 79 Wellington St. W.

Toronto, Ontario M5K 1N2

Attention: Karrin Powys-Lybbe

Facsimile: (416) 865-7380

or to such other addresses or facsimile numbers as a party may from time to time notify the other in accordance with this Section 13.1.

13.2 Time is of the Essence

Time is of the essence in this Agreement.

13.3 Third Party Beneficiaries

Except as otherwise provided in Sections 6.5, 12.3 and 12.4, the Parties intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties. Except for the insured and indemnified Persons identified in Sections 6.5, 12.3 and 12.4, no Person, other than the Parties, will be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum. Despite the foregoing, BRPI acknowledges to such insured and indemnified Persons their direct rights against it under Sections 6.5, 12.3 and 12.4 of this Agreement. To the extent required by Law to give full effect to these direct rights, BRPI and the Fund Entities agree and acknowledge that they are acting as agent and/or as trustee of their respective insured and indemnified Persons identified in Sections 6.5, 12.3 and 12.4. The Parties reserve the right to vary or rescind the rights at any time and in any way whatsoever, if any, granted by or under this Agreement to any Person who is not a Party, without notice to or consent of that Person, including any insured and indemnified Persons identified in Sections 6.5, 12.3 and 12.4.

13.4 Amendments

Subject to the provisions of the Interim Order, the Plan of Arrangement and applicable Laws, this Agreement and the Plan of Arrangement may, at any time and from time to time before the holding of the Meetings but not later than the Effective Time, be amended by mutual written agreement of the Parties, without further notice to or authorization on the part of the Unitholders or Preferred Shareholders, and any such amendment may without limitation:

13.4.1 change the time for performance of any of the obligations or acts of the Parties;

13.4.2 waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

13.4.3 waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and

13.4.4 waive compliance with or modify any mutual conditions precedent herein contained.

13.5 Waiver

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

13.6 Entire Agreement

This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement, or any amendment or supplement hereto, by any Party to this Agreement or its directors, officers, employees or agents, to any other Party to this Agreement or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement, and none of the Parties to this Agreement has been induced to enter into this Agreement or any amendment or supplement hereto by reason of any such warranty, representation, opinion, advice or assertion of fact. Accordingly, there will be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.

13.7 Successors and Assigns

13.7.1 This Agreement becomes effective only when executed by the Parties. After that time, it will be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

13.7.2 Except as provided in this Section 13.7, neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Parties. Upon notice to the other Parties, any Party is entitled to assign this Agreement or any of its rights and/or obligations under this Agreement to any of its Affiliates subject to the following conditions:

13.7.2.1 the assignee will become jointly and severally liable with the assigning Party, as a principal and not as a surety, with respect to all of the obligations of the assigning Party, including the representations, warranties, covenants, indemnities and agreements of the assigning Party and the assigning Party will continue to be bound by the terms of this Agreement as if the assignment had not occurred;

13.7.2.2 the assignee must execute an agreement confirming the assignment and the assumption by the assignee of all obligations of the assigning Party under this Agreement; and

13.7.2.3 such assignment will not have any adverse effect on the other Parties to this Agreement (as determined by the other Parties, acting reasonably).

13.8 Severability

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction will not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable Law, the Parties waive any provision of Law which renders any provision of this Agreement invalid or unenforceable in any respect. The Parties will engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces.

13.9 Governing Law

13.9.1 This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

13.9.2 Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the Ontario courts situated in the City of Toronto and waives objection to the venue of any proceeding in such court or any argument that such court provides an inconvenient forum.

13.10 Brokers

BRPI will indemnify and save harmless the Fund Entities from and against any and all claims, losses and costs whatsoever for any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for BRPI. The Fund Entities will jointly and severally indemnify and save harmless BRPI from and against any and all claims, losses and costs whatsoever for any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for the Fund and/or BRPT. These indemnities are not subject to any of the limitations set out in Article 12.

13.11 Further Assurances

Each of the Parties will promptly do, make, execute, deliver all such further acts, documents and things as any other Party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and will use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

13.12 Counterparts

This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together will be deemed to constitute one and the same instrument.

[NEXT PAGE IS SIGNATURE PAGE]

IN WITNESS WHEREOF the Parties have executed this Agreement.

BROOKFIELD RENEWABLE POWER INC.

By:	“Richard Legault”
Name: Richard Legault
Title: Chief Executive Officer

By:	“Donald Tremblay”
Name: Donald Tremblay
Title: Executive Vice-President

BROOKFIELD RENEWABLE POWER FUND, by its administrator, BROOKFIELD ENERGY MARKETING INC.

By:	“Richard Legault”
Name: Richard Legault
Title: Chief Executive Officer

By:	“Donald Tremblay”
Name: Donald Tremblay
Title: Executive Vice-President

BROOKFIELD ENERGY MARKETING INC. on behalf of BROOKFIELD RENEWABLE POWER TRUST

By:	“Richard Legault”
Name: Richard Legault
Title: Chief Executive Officer

By:	“Donald Tremblay”
Name: Donald Tremblay
Title: Executive Vice-President

[Signature page to Combination Agreement]

BROOKFIELD RENEWABLE ENERGY PARTNERS L.P. by its general partner, 2288509 ONTARIO INC.

By:	“Richard Legault”
Name: Richard Legault
Title: Chief Executive Officer

By:	“Donald Tremblay”
Name: Donald Tremblay
Title: Executive Vice-President

[Signature page to Combination Agreement]

SCHEDULE A

PREFERRED SHAREHOLDER ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

1.	The arrangement (the “Arrangement”) under Section 182 of the Business Corporations Act (Ontario) (the “OBCA”), as more particularly described and set forth in the management information circular (the “Circular”) dated ■, 2011 of Brookfield Renewable Power Fund (the “Fund”) and Brookfield Renewable Power Preferred Equity Inc. (“BRP Equity”) accompanying the notice of this meeting (as the Arrangement may be amended, modified or supplemented in accordance with the combination agreement (the “Combination Agreement”) made as of September 12, 2011, between Brookfield Renewable Power Inc., the Fund, Brookfield Renewable Power Trust (“BRPT”) and Brookfield Renewable Energy Partners L.P.) is hereby authorized, approved and adopted.

2.	The plan of arrangement (as it has been or may be amended, modified or supplemented in accordance with the Combination Agreement (the “Plan of Arrangement”)), the full text of which is set out in Schedule C to the Combination Agreement, is hereby authorized, approved and adopted.

3.	The Combination Agreement and related transactions, and any amendments, modifications or supplements thereto, are hereby ratified and approved.

4.	BRP Equity be and is hereby authorized to apply for a final order from the Ontario Superior Court of Justice to approve the Arrangement on the terms set forth in the Combination Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented and as described in the Circular).

5.	The amendments to the articles of incorporation of BRP Equity as necessary to facilitate the Arrangement, as provided in the Plan of Arrangement and as described in the Circular, be and are hereby authorized and approved.

6.	Notwithstanding that this resolution has been duly passed (and the Arrangement adopted) by the preferred shareholders of BRP Equity or that the Arrangement has been approved by the Ontario Superior Court of Justice, the board of directors of BRP Equity may, without notice to or approval of the preferred shareholders of BRP Equity (i) amend, modify or supplement the Plan Arrangement to the extent permitted by the Combination Agreement and (ii) subject to the terms of the Combination Agreement, not proceed with the Arrangement and related transactions.

7.	Any director or officer of BRP Equity is hereby authorized and directed, for and on behalf of BRP Equity, to execute and deliver for filing with the Director under the Canada Business Corporations Act articles of amendment and to execute or cause to be executed and to deliver or cause to be delivered such other documents as are necessary or desirable to give effect to the Arrangement in accordance with the Combination Agreement, such determination to be conclusively evidenced by the execution and delivery of any such documents.

8.	Any director or officer of BRP Equity is hereby authorized and directed, for and on behalf of BRP Equity, to execute or cause to be executed and to deliver or cause to be delivered all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.

SCHEDULE B

UNITHOLDER ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

1.	The arrangement (the “Arrangement”) under Section 182 of the Business Corporations Act (Ontario) (the “OBCA”), as more particularly described and set forth in the management information circular (the “Circular”) dated ■, 2011 of Brookfield Renewable Power Fund (the “Fund”) and Brookfield Renewable Power Preferred Equity Inc. (“BRP Equity”) accompanying the notice of this meeting (as the Arrangement may be amended, modified or supplemented in accordance with the combination agreement (the “Combination Agreement”) made as of September 12, 2011, between Brookfield Renewable Power Inc., the Fund, Brookfield Renewable Power Trust (“BRPT”) and Brookfield Renewable Energy Partners L.P.) is hereby authorized, approved and adopted.

2.	The plan of arrangement (as it has been or may be amended, modified or supplemented in accordance with the Combination Agreement (the “Plan of Arrangement”)), the full text of which is set out in Schedule C to the Combination Agreement, is hereby authorized, approved and adopted.

3.	The (i) Combination Agreement and related transactions, (ii) actions of the trustees of the Fund and BRPT in approving the Combination Agreement, and (iii) actions of the trustees, directors and officers of the Fund, BRPT, and Brookfield Energy Marketing Inc. (“BEMI”) in executing and delivering the Combination Agreement for and on behalf of the Fund and BRPT, and any amendments, modifications or supplements thereto, are hereby ratified and approved.

4.	The Fund and BRPT be and are hereby authorized to apply for a final order from the Ontario Superior Court of Justice to approve the Arrangement on the terms set forth in the Combination Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented and as described in the Circular).

5.	The amendments to the declarations of trust of each of the Fund and BRPT as necessary to facilitate the Arrangement and as provided in the Plan of Arrangement be and are hereby authorized and approved.

6.	Notwithstanding that this resolution has been duly passed (and the Arrangement adopted) by the holders of trust units of the Fund or that the Arrangement has been approved by the Ontario Superior Court of Justice, the board of trustees of BRPT may, without notice to or approval of the holders of trust units of the Fund (i) amend, modify or supplement the Combination Agreement or the Plan Arrangement to the extent permitted by the Combination Agreement and (ii) subject to the terms of the Combination Agreement, not proceed with the Arrangement and related transactions.

7.	Any trustee, director or officer of the Fund, BRPT, or BEMI is hereby authorized and directed, for and on behalf of the Fund and BRPT, to execute or cause to be executed and to deliver or cause to be delivered such documents as are necessary or desirable to give effect to the Arrangement in accordance with the Combination Agreement, such determination to be conclusively evidenced by the execution and delivery of any such documents.

8.	Any trustee, director or officer of the Fund, BRPT, or BEMI is hereby authorized and directed, for and on behalf of the Fund and BRPT, to execute or cause to be executed and to deliver or cause to be delivered all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.